Exhibit 10.1

Original

Certificate of Stamp Duty

Stamp Certificate Reference	: 153123-00LN2-1-013296010
Stamp Certificate Issued Date	: 06/10/2010

Applicant’s Reference	: HL/YLP/02/0268/2010(P)
Unique Document Number	: 2010100600070 ver. 1.0
Document Description	: Lease (Nominal)
Date of Document	: 05/10/2010

Property	: 438B ALEXANDRA ROAD, #02-08, SINGAPORE 119968

Lessor/ Landlord	: ORRICK INVESTMENTS PTE LIMITED (UEN-LOCAL CO - 198402059G)

Lessee/ Tenant	: LIONBRIDGE SINGAPORE PTE. LTD. (UEN-LOCAL CO - 199707055C)

Stamp Duty	: S$ 2.00
Total Amount	: S$ 2.00

WO12570L - 06/10/2010	153123-00LN2-1-013296010
2010100600070	Ad Valorem Duty Paid: S$ 1492.00
9cb2faac450ebb39832aebaa6303520c

Dated 5th October 2010

BRITISH AND MALAYAN TRUSTEES LTD

IN ITS CAPACITY AS TRUSTEE OF

FRASERS COMMERCIAL TRUST

and

ORRICK INVESTMENTS PTE LIMITED

and

LIONBRIDGE SINGAPORE PTE. LTD.

LEASE

IN RESPECT OF

438B ALEXANDRA ROAD

#02-08 BLOCK B ALEXANDRA TECHNOPARK

SINGAPORE

WEE SWEE TEOW & CO.

ADVOCATES & SOLICITORS

SINGAPORE

11 Unity Street

#02-03 Robertson Walk

Singapore 237995

i

Sixth Schedule	54

Conditions for Reinstatement of Premises by the Tenant upon Lease Expiry or any Earlier Determination of the Term	54

Annexure A	58

Plan of Premises	58

ii

5th October 2010

This Lease is made on/[—] between:

(1)	BRITISH AND MALAYAN TRUSTEES LTD, a company incorporated in the Republic of Singapore and having its registered office at 1 Coleman Street, #08-01 The Adelphi, Singapore 179803, in its capacity as trustee of FCOT (the “Head Landlord”);

(2)	ORRICK INVESTMENTS PTE LIMITED, a company incorporated in Singapore and having its registered office at 438 Alexandra Road, #21-00 Alexandra Point, Singapore 119958 (the “Landlord”); and

(3)	the party named in Item 1 of the First Schedule (the “Tenant”).

WITNESSETH as follows:

1.	Interpretation

1.1	Definitions

In the interpretation of this Lease except to the extent that such interpretation shall be excluded by or be repugnant to the context when used herein:

“Development” means the development erected on the Property situate at 438A Alexandra Road Singapore 119967 and 438B Alexandra Road, Singapore 119968 and presently known as Alexandra Technopark.

“Commencement Date” means the commencement date of the Term specified in Item 3a of the First Schedule.

“Common Area” means those parts areas premises and facilities of and in the Development or the land on which they are erected which are not leased or intended to be leased by the Landlord to the Tenant or to any other tenant and which are now or hereafter provided by the Landlord for the common use by lessees of premises in the Development and their respective employees, invitees and licensees in common with the Landlord and all other persons having the like right to use the same (including but without limiting the generality of the foregoing all roads walls carparks walkways pavements passages entrances courts halls toilets stairways escalators elevators and gardens and such other areas amenities grounds and conveniences from time to time provided prescribed or made available by the Landlord for the common or general use or benefit of lessees employees invitees and licensees as aforesaid and all other persons having the like right).

“Dollars” means Singapore Dollars and the sign “$” and “S$” shall have the corresponding meaning.

“FCOT” means Frasers Commercial Trust, a real estate investment trust established under the Trust Deed, the units of which are listed on SGX-ST.

“GST” means the goods and services tax levied under the Goods and Services Tax Act (Chapter 117A).

“Head Landlord” includes the successors and assigns of the Head Landlord.

“Head Lease” means the Lease dated 26 August 2009 made between the Head Landlord and the Landlord pursuant to which the Head Landlord leased the Property to the Landlord for a term of 5 years commencing on 26 August 2009, and includes all variations, supplemental and modifications to the Head Lease.

“Item” means an item in the First Schedule.

“Landlord” includes the successors and assigns of the Landlord.

“month” means a calendar month.

“Parties” means the Head Landlord, the Landlord and the Tenant and their respective successors and permitted assignees and “Party” means anyone of them.

“person” shall include an individual and a corporation.

“Pipes” means all pipes sewers drains gutters watercourses flues mains ducts conduits wires and all other conducting media and any other ancillary apparatus.

“Premises” means the all premises more particularly described in Item 2 of the First Schedule and shall include half the thickness of the walls, partitions and/or glass (as the case may be) which form the external boundary of the Premises and shall include all pillars, columns, internal partitions and ceiling boards within the Premises.

“Property” means the whole of Lot 2623K of Mukim 1 together with the Development erected thereon.

“Rent” means the monthly rent specified in Item 4a of the First Schedule, calculated at the rate as specified in Item 4b of the First Schedule.

“Service Charge” means the monthly service charge specified in Item 5a of the First Schedule or such other amount upon revision in accordance with the provisions of Clause 3.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“Tenant” shall include, if the Tenant is an individual, its personal representative and permitted assigns, or if the Tenant is a company, its permitted assigns and successor in title.

“Term” means the period as specified in Item 3b of the First Schedule, commencing on the Commencement Date and ending on the date of expiry of the Term, as specified in Item 3c of the First Schedule.

“Trust Deed” means the trust deed dated 12 September 2005 constituting FCOT, as amended, restated, varied or supplemented from time to time.

1.2	Singular and plural meanings / Gender

Words in this Lease importing the singular or plural number shall be deemed to include the plural or singular number respectively and words importing the masculine gender only shall include the feminine or neuter gender and vice versa as the case may be.

1.3	Joint and several obligations

Where two or more persons are included in the term “the Tenant”, all covenants agreements terms conditions and restrictions shall be binding on them jointly and each of them severally and shall also be binding on their personal representatives and permitted assigns respectively jointly and severally.

1.4	Schedules and Annexures

The Schedules and Annexures to this Lease shall form an integral part of this Lease and references to “this Lease” shall include such Schedules and Annexures.

1.5	Clauses and clause headings

1.5.1	The clause and paragraph headings in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of the clauses or paragraphs of this Lease nor in any way affect this Lease.

1.5.2	References in this Lease to a clause or Schedule are references where the context so admits to a clause or Schedule in this Lease. References in a Schedule to a paragraph are (unless the context otherwise requires) references to a paragraph of that Schedule.

1.6	Consent or approval of the Landlord

1.6.1	Any provision in this Lease referring to the consent or approval of the Landlord shall be construed as also requiring, where applicable, the consent or approval of the Head Landlord and the Landlord’s mortgagee(s)(as specified from time to time by the Landlord) and any relevant authority but nothing in this Lease shall be construed as implying that any obligation is imposed upon the Head Landlord or any such mortgagee or relevant authority not to unreasonably refuse any such consent or approval.

1.6.2	References to “consent of the Landlord” or words to similar effect mean a consent in writing signed by or on behalf of the Landlord and to “approved” and “authorised” or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the Landlord, and such consent, approval or authorisation of the Landlord must be obtained before the act or event to which it applies is carried out or occurs. Such consent, approval or authorisation may be given or withheld or given at the Landlord’s absolute discretion without having to assign any reason therefor or given subject to such terms and conditions as the Landlord deems fit.

1.7	Right exercisable by Landlord

Reference in this Lease to any right exercisable by the Landlord shall be construed as including (where appropriate) the exercise of such right by the Head Landlord’s mortgagee(s) (as specified from time to time by the Head Landlord) and the Head Landlord and all persons authorised by the Head Landlord’s mortgagee(s) (as specified from time to time by the Head Landlord) and the Head Landlord and in common with all other persons having a like right.

1.8	Agreement of the Parties

If under this Lease, the agreement of the Parties or the agreement of the Landlord and the Tenant is required, such agreement must be in writing.

1.9	Obligation of Tenant

Every obligation by the Tenant is taken to include an obligation by the Tenant to ensure that each of its employees, agents, independent contractors, permitted occupiers and others under its control comply with that obligation.

1.10	Act of Parliament

A reference to an Act of Parliament refers to that Act as it applies at the date of this Lease and any later amendment or re-enactment of it.

2.	The Demise, Term, Rent and Service Charge

2.1	The Demise

In consideration of the rents and service charges hereinafter reserved and the Tenant’s covenants hereinafter contained, the Landlord hereby lets and the Tenant hereby takes ALL the Premises being part of the Development for the Term, together with (but to the exclusion of all other liberties easements rights or advantages and subject always to the Landlord’s right to refuse access hereinafter contained):

(i)	the right for the Tenant and others duly authorised by the Tenant but only so far as necessary and as the Landlord can lawfully grant the same of ingress to and egress from the Premises in over and along all the usual entrances landings passenger lifts stairs and passageways leading thereto and emergency escape routes in common with the Landlord and all others so authorised by the Landlord and all other persons entitled thereto;

(ii)	the right for the Tenant and others duly authorised by the Tenant to the use of such toilet facilities in the Development as shall be reasonably designated from time to time by the Landlord but such use shall be in common with the Landlord and all others so authorised by the Landlord and all other persons so entitled thereto;

(iii)	the right to the free passage of mains services drainage telephone and other services or supplies to and from the Premises in and through the Pipes; and

(iv)	the right to have the Tenant’s details included within the directories on the ground floor and the floor(s) on which the Premises are situated as provided by the Landlord in the Development,

Excepting and Reserving unto the Landlord the free and uninterrupted use of all Pipes in through above or under the Premises TO HOLD the Premises unto the Tenant for the Term, yielding and paying therefor unto the Landlord during the Term:

(i)	the Rent; and

(ii)	the Service Charge,

both the Rent and Service Charge to be payable monthly in advance without any deduction whatsoever. The first payment of the Rent and the Service Charge shall be made to the Landlord in accordance with the terms of the Landlord’s offer to lease to the Tenant and paid up to the Landlord before the Commencement Date. All subsequent payments shall be made in advance on the first day of every succeeding month The Landlord’s statement in writing as to the pro-rated amounts paid or to be payable shall be binding and enforceable on the Tenant.

For the purposes of making payment of the Rent and Service Charge (together with all applicable GST thereon), the Tenant shall as directed by the Landlord at any time during the Term, make the necessary arrangements with a bank acceptable to the Landlord (the “Tenant’s bank”) to authorise the Tenant’s bank to debit the Tenant’s account with such Tenant’s bank to pay to the Landlord through inter-bank GIRO the Rent and Service Charge (together with all applicable GST thereon) due to the Landlord under this Lease with effect from the Commencement Date or such other date as the Landlord may specify. Such inter-bank GIRO payment arrangements shall be arranged by the Tenant in such manner so that the Landlord shall receive the Rent and Service Charge (together with all applicable GST thereon) in the Landlord’s designated bank account on the day the Rent and Service Charge is due or if the same falls on a Sunday or public holiday, then on the next working day. The inter-bank GIRO arrangements made by the Tenant under this provision shall be maintained throughout the Term and shall not be revoked or changed without the Landlord’s prior written consent. Until such time that the Landlord directs the Tenant to make arrangements for the Rent and Service Charge (together with all applicable GST thereon) to be paid by GIRO, the Tenant shall make such payment of Rent and Service Charge (together with all applicable GST thereon) due to the Landlord by way of cheque payments or bank telegraphic transfer in favour of the Landlord or such other method of payment as the Landlord may agree to and deliver the same to the Landlord before such payment is due.

3.	Calculation of Service Charge

The Service Charge is calculated at the rate as specified in Item 5b of the First Schedule on the Commencement Date as representing the apportioned outgoings of the Development attributable to the Premises and shall be subject to the following provisions:

3.1	Revision of Service Charge

If the outgoings in relation to the Development shall increase, the Landlord shall be entitled at anytime and from time to time during the Term to revise the Service Charge by serving a notice on the Tenant of such intention.

3.2	Payment of revised Service Charge

On revision of the Service Charge, the Tenant shall pay an additional Service Charge in each and every month representing the apportioned extra outgoings of the Development as is attributable to the Premises at the same time and in the same manner as hereinbefore mentioned with regard to the Service Charge and such increase shall take effect as from the date specified in the said notice, regardless of whether such date is one which is before or after the date of the notice. For the purpose of ascertaining the additional Service Charge payable under the provision aforesaid all increases in the outgoings of the Development shall be apportioned in the proportion by which the floor area of the Premises bears to the total area of the rentable floor space of the Development including any floor space occupied by the Landlord and a statement by the Landlord as to the increase of the outgoings of the Development and the apportionment thereof shall save in the case of manifest error be accepted by the Tenant as final and binding.

3.3	Outgoings

The term “outgoings of the Development” where used in this Lease shall mean the total sum of ail outgoings, costs and expenses of the Landlord assessed or assessable, charged or chargeable, paid or payable or otherwise incurred in respect of the Development and the land on which they are erected, the control, management and maintenance thereof and the provision of the services for lessees or occupiers of the Development and in particular but without limiting the generality of the foregoing shall include:

3.3.1	all amounts payable in respect of insurances relating to the Development and all fittings and fixtures plant machinery equipment and appliances therein in their full insurable reinstatement value against fire and such other risks as the Landlord may deem reasonably necessary or desirable and in respect of public liability insurance;

3.3.2	all charges for and costs in relation to the supply of water and removal or disposal of sewerage waste and other garbage from the Development and the land on which they are erected;

3.3.3	all charges for gas oil electricity light power fuel telephone and other services or requirements furnished or supplied to the Development for the general benefit or purposes of the Development;

3.3.4	the costs of cleaning the exterior of the Development (including the windows) and of re-painting, repairing and maintaining the Common Area and the costs of landscaping and other environmental improvements on or to the Development and the land on which they are erected;

3.3.5	the expenses of the Landlord in supplying paper, soap and other toilet requisites in the toilets;

3.3.6	the costs of operating and supplying all services from time to time provided by the Landlord for lessees and occupiers of the Development including security escalators lifts and air-conditioning, and of the maintenance and amortisation of the Development and the plant machinery equipment and appliances therein;

3.3.7	all costs of management control and administration of the Development including salaries and wages of clerical maintenance security and traffic control personnel and other supervisory staff as well as all fees payable to the auditors accountants managing agent and other consultants;

3.3.8	the costs of compliance with any order or notice served on the Landlord by any government or statutory authority in respect of any part of the Development or any part of the land on which they are erected;

3.3.9	such sum in each year as the Landlord may reasonably decide to set aside as a fund to cover repairs renovations replacements and maintenance of the Development and the plant machinery and equipment therein including escalators lifts and air-conditioning plant and the depreciation and any replacement thereof Provided That “outgoings of the Development” shall exclude the following:

(i)	any expenditure for which the Tenant or any other tenant of the Development shall be responsible;

(ii)	any expenditure recoverable under any policy of insurance maintained by the Landlord pursuant to its obligations under this Lease; and

(iii)	any expenditure which is not reasonably and properly incurred.

4.	Deposit

4.1	The Tenant shall maintain with the Landlord throughout the Term the sum as specified in Item 6 of the First Schedule equivalent to three (3) months’ Rent and three (3) months’ Service Charge calculated at the highest rates applicable in the Term (the “Deposit”) which shall be held by the Landlord as security for the due observance and performance by the Tenant of all and singular the several covenants conditions stipulations and agreements on the part of the Tenant herein contained.

4.2	If the Tenant shall at any time fail to observe or perform any of its obligations and agreements herein contained or under the Letter of Offer as defined in Clause 7.22, the

Landlord may, at its option, appropriate and apply all or any part of the Deposit to compensate the Landlord for its loss or damage or provide for any contingent liability incurred by the Landlord arising from the breach of any of the obligations and agreements on the part of the Tenant to be observed and performed.

4.3	Any appropriation by the Landlord of the Deposit pursuant to Clause 4.2 shall not be deemed to be a waiver by the Landlord of any non-payment non-observance or nonperformance on the part of the Tenant and shall not preclude the Landlord from exercising any of its other rights and remedies.

4.4	In the event the Landlord appropriates or applies the Deposit pursuant to Clause 4.2, the Tenant shall immediately thereafter pay to the Landlord a sufficient amount to restore the Deposit to the amount equivalent to three (3) months’ Rent and Service Charge (calculated at the highest rates applicable in the Term).

4.5	In the event the Service Charge shall be increased by the Landlord upon revision under Clause 3.1 the Tenant shall pay to the Landlord the difference between the equivalent of three (3) months’ Service Charge so increased and the equivalent of the original three (3) months’ Service Charge as additional security.

4.6	The Tenant shall not be entitled to off-set any Rent and Service Charge due hereunder against all or any part of the Deposit.

4.7	The Deposit shall be repaid to the Tenant without interest within one (1) month after the Premises duly repaired, cleaned, decorated and reinstated in accordance with the Tenant’s covenants in this Lease to the satisfaction of the Landlord, are returned to the Landlord. The refund shall be subject to any deduction for any breach or non-observance of the covenants and conditions on the part of the Tenant to be observed and performed herein contained.

5.	Tenant’s Covenants

The Tenant hereby covenants with the Landlord as follows:

5.1	Rent and Service Charge

To pay the Rent and Service Charge hereby reserved on the days and in the manner aforesaid without any deduction or demand whatsoever.

5.2	Deposit

To pay the Deposit in accordance with the provisions of Clause 4.

5.3	Increase in Property Tax

To pay as and when required by the Landlord the additional sum in respect of property tax by reason of:

(a)	an increase in property tax rate from that applicable at the Commencement Date; or

(b)	by reason of the annual value exceeding the amount of the annual rent of the Premises payable under this Lease; or

(c)	by reason of the property tax for any other reason being over and above the amount of property tax levied and imposed as at the Commencement Date,

Provided Always that the additional sum payable by the Tenant under this Clause 5.3 shall be in respect of property tax which has been levied or imposed for the Premises in respect of a period within the Term.

In the event of the Development and/or the Premises not having been assessed for property tax purposes at the Commencement Date, to pay as and when required by the Landlord such additional sum in respect of property tax or other impositions of a like nature by whatever name called that may be levied and imposed upon or in respect of or apportioned or attributable to the Premises for the abovementioned reasons. Provided that any objection to any assessment of annual value or imposition of property tax or property tax rate in respect of the Term may be made only by the Landlord in its sole discretion. The provisions of this Clause 5.3 shall not merge with any lease expiry or termination for whatever reason but shall remain the Tenant’s obligation and liability until such time that such increase in property tax in respect of any period during the Term is finalised by the relevant authorities whether this occurs before, during or after the Term.

5.4	Payment of Electricity/ Utilities Supply

5.4.1	If the Landlord shall not have decided to procure electricity in bulk for the tenants of Alexandra Technopark at any time during the Term or any extension or renewal thereof, the Tenant shall (until the Landlord decides to procure electricity in bulk for the tenants of Alexandra Technopark) make its own arrangement for and pay all existing and future costs taxes and outgoings for the supply of all electricity charged by SP Services Ltd or other relevant parties and payable in respect of the Premises. Where the Tenant makes its own such arrangements it shall throughout the Term keep the Landlord informed of who its electricity retailer is.

In the event that the Landlord at any time during the Term hereunder or any extension or renewal hereof decides at the Landlord’s sole discretion to procure electricity on behalf of all the tenants of Alexandra Technopark, the Tenant shall also be deemed to have agreed to consent to the Landlord so procuring electricity and the terms in Clauses 5.4.2 to 5.4.7 (both inclusive) shall thereafter apply.

5.4.2

The Tenant shall arrange with the Landlord’s designated utilities supplier (the “Designated Suppliers”) for connection of supply of the respective utilities to the Premises and shall not be entitled to object to the Landlord’s choice of supplier for utilities (gas, water and electricity) to the Premises. If anytime during the Term, the Landlord sees fit to change the Designated Suppliers, the Tenant shall at the Landlord’s request, take the necessary steps to cease supply from the Tenant’s current supplier and arrange for connection and supply to the Premises with the new Designated Suppliers or permit the Landlord to make such arrangements for new connection in the Landlord’s own name. The costs of such connection or termination and any necessary installation of separate meters required by the Designated Suppliers or relevant authorities shall be borne by the Tenant.

5.4.3	The Tenant shall also bear all charges and taxes in respect of ail utilities supplied to and consumed at the Premises (even during any rent free periods granted under this Lease where applicable) whether invoiced by the Designated Supplier or by the Landlord (in the event that the Landlord purchases utilities for the Premises and the Development directly from the Designated Supplier). Where such charges or taxes are not metered or invoiced separately to the Premises by the authorities or Designated Suppliers, the Tenant shall pay to the Landlord the cost of the utilities supplied to the Premises, such cost to be calculated by the Landlord and notified to the Tenant by a statement from the Landlord in writing, such statement to be conclusive as to the amount thereof except for manifest error. Such apportioned charges shall be payable by the Tenant within fourteen (14) days of receipt of statement from the Landlord.

5.4.4	The Tenant shall pay to the Landlord such quantum of deposit as security for payment of utilities charges as may be reasonably determined by the Landlord from time to time throughout the Term.

5.4.5	In the event that the Landlord purchases any utilities in bulk for the Development and the Premises directly from the Designated Supplier, the Tenant acknowledges agrees and confirms that the Designated Supplier is the supplier of such utilities and the Landlord shall not be responsible and/or liable for any and all losses damages and/or liability suffered or incurred by the Tenant including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring caused by or as a result of any defect inconsistency failure delay or interruption or any reduction surge or variation of the supply and transmission of electricity and/or energy utilities wherever or whenever occurring.

5.4.6	Where any agreement for purchase of utilities made between the Landlord and the Designated Suppliers for supply to the Premises is terminated for reasons beyond the control of the Landlord and not due to the default of the Landlord, the Landlord shall not be required to compensate the Tenant for any loss or damage including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring to the Tenant as a result of such termination of supply to the Premises.

5.4.7	The other terms for the supply of bulk electricity to the Premises shall be more particularly set forth in the Fifth Schedule.

5.5	Telephone and telecommunication facilities

5.5.1

To install at the Tenant’s own cost and expense all telephones and other telecommunication facilities (as the Tenant may require) in the Premises but only in such manner which shall be approved by the Landlord. The Tenant shall also ensure that all the wires for such telephones and other telecommunication facilities (as the Tenant may require) in the Premises are routed in a presentable manner utilising the Landlord’s existing telecommunication cabling system in the

Premises. All such cabling works at the Premises shall be carried out by workmen of or engaged by the Singapore Telecommunications Limited or such other appropriate authority corporation or body or in the absence of such workmen, by a contractor nominated by the Landlord.

5.5.2	Before the Tenant applies to the Singapore Telecommunications Limited or other appropriate authority corporation or body for the installation of telephones and/or other telecommunication facilities, to submit for the approval of the Landlord a plan showing where the telephones or other telecommunication facilities are to be installed, and if any extra underfloor trunking and/or accessories are required by the Tenant other than those already provided by the Landlord, to bear the costs of the installation of such extra underfloor trunking and/or accessories.

5.5.3	Not to install within the ducts intended for the carriage of telephone wires any wire other than those installed by the Singapore Telecommunications Limited or other appropriate authority corporation or body.

5.6	Internal fittings and works

Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld) to carry out within the Premises all or any of the following works:

(i)	partitioning within the Premises;

(ii)	installation of all necessary electrical wiring conduits and other installations for additional power points light fittings and all other ceiling fixtures and fittings apart from those standard fixtures and fittings supplied and installed by the Landlord;

(iii)	all mechanical works of any kind whatsoever;

(iv)	provision of carpets, tiles (vinyl or otherwise) and other floor covering or finishes of whatever kind;

(v)	installation of water and other pipes apparatus equipment appliances fittings fixtures and all plumbing;

(vi)	marking painting drilling or defacing any walls ceilings partitions floors wood glass or other parts of the Premises; and

(vii)	all alteration works relating to the existing ceiling fixtures and fittings for lighting air-conditioning and fire protection devices originally supplied and installed by the Landlord.

5.7	Installations and partitions

5.7.1

To use for carrying out the above partitioning and other works approved by the Landlord materials of such standard as to type quality colour and size as the Landlord or its architects engineers or other consultants shall approve (such approval not to be unreasonably withheld) and cause such installations partitioning and other works to be carried out in the Premises in accordance with plans and specifications that shall have received the prior written approval of the

Landlord or its architects engineers or other consultants (such approval not to be unreasonably withheld) and the approval of the relevant government and/or statutory authorities.

5.7.2	Not to effect the installations partitioning and other works mentioned in Clause 5.7.1 except:

(i)	in the case of any re-alignment or adjustment of any raised flooring of the Premises or any electrical plumbing or air-conditioning works or installations including Pipes, by a contractor nominated or approved by the Landlord (such approval not to be unreasonably withheld) and appointed by the Tenant at the Tenant’s own cost and expense;

(ii)	in every case, in accordance with approved plans and specifications and under the supervision of an architect engineer or other consultant appointed by the Landlord; and

(iii)	in all other cases by a contractor appointed by the Tenant at the Tenant’s own cost and expense and approved by the Landlord (such approval not to be unreasonably withheld).

5.7.3	To pay or reimburse the Landlord on demand the fees reasonably and properly incurred of any architect engineer or other consultant employed by the Landlord for the purpose of considering approving and supervising the plans specifications materials and all works carried out by the Tenant and all other costs charges and expenses reasonably and properly incurred by the Landlord in connection therewith.

5.8	Additions and Alterations

5.8.1	Any additions and alterations to the Premises shall only be carried out by the Tenant at anytime during the Term subject to the prior written approval of the Landlord who shall be entitled to stipulate all conditions in relation thereto including whether any charges are rebated or payable during such period and/or specifying the period over which such additions and alterations to the Premises may take place.

5.8.2	In respect of all additions and alterations to the Premises, the Tenant will be bound by and shall comply with the provisions set out in the Second Schedule and any Fitting Out Manual which the Landlord has issued to the Tenant and updated from time to time.

5.8.3	The Tenant will pay to the Landlord on demand the cost of making good any damage to the Premises or the Development or any part thereof caused by the Tenant its servant agent or contractor in the course of making any additions and alterations to the Premises.

5.8.4	The Tenant will be liable for and indemnify the Landlord against any expense, liability, loss, claim or proceedings in respect of personal injury to or death to any persons whomsoever or any damage or destruction whatsoever to any property real or personal (including any damage to the Development or any part thereof) arising out of or in connection with the Tenant’s additions and alterations to the Premises.

5.9	Other cooling methods

Not without the prior written consent of the Landlord to install or use air-conditioning or cooling units or other methods of cooling except the air-conditioning system provided by the Landlord.

5.10	Tenantable Repair

To repair and keep the Premises including the flooring and interior plaster or other surface material or rendering on walls and ceilings and the Landlord’s fixtures therein including doors windows glass locks fastenings electric wires and installations and fittings for light power and air-conditioning in a clean and good state of tenantable repair and condition and to make good to the reasonable satisfaction of the Landlord any damage or breakage caused to any part of the Premises or to the Landlord’s fixtures and fittings therein. Provided that nothing in this Clause 5.10 shall affect the obligations of the Tenant as provided in Clauses 5.38 and 5.39.

5.11	Cleaning

Not to employ in or about the Premises any cleaners other than the cleaning contractor or contractors acceptable to the Landlord to carry out the cleaning work of the Development PROVIDED ALWAYS that the Landlord shall not be liable for any misconduct or negligent act or default of the said cleaning contractor and any cleaner so employed by the Tenant for the purpose of the cleaning of the Premises shall be at the sole expense and responsibility of the Tenant. PROVIDED FURTHER, the Tenant shall procure that every cleaner employed by the Tenant shall nonetheless abide by all security measures imposed by the Landlord from time to time in the Development.

5.12	Access for cleaning

To allow the person or persons for the time being having the contract for the cleaning of the Development and its or their servants workmen employees agents contractors and subcontractors free ingress to and egress from the Premises for the purpose of cleaning the exterior of the windows during business hours.

5.13	Notice of damage or defects

Forthwith to give notice to the Landlord or its building supervisor of any damage to the Premises and of any defects accident to or defect in the Pipes or any other fittings fixtures or other facility provided by the Landlord.

5.14	Access to Premises

To permit the Landlord and its duly authorised agents with or without workmen and others and with and without appliances at all reasonable times to enter upon the Premises to examine the state and condition thereof and to do such works and things as may be required for any repair alteration or improvement to the Premises or any other part or parts of the Development and forthwith to repair and mend in a proper and workmanlike manner any defect for which the Tenant is liable and of which written notice shall be given to the Tenant or left on the Premises and to pay the Landlord’s properly incurred costs of inspection or otherwise in respect of the preparation of any such notice and if the Tenant shall not within fourteen (14) days after the service of such notice proceed diligently with the execution of such works, then the Landlord may enter upon the Premises and execute such repair or works and the costs thereof shall be a debt due from the Tenant to the Landlord and recoverable forthwith as such.

5.15	Raised flooring (if any)

To permit the Landlord and its duly authorised agents and nominated contractor with or without workmen and others and with or without appliances at all reasonable times to enter upon the Premises to examine the level state and condition of the raised flooring therein (if any) and where re-alignment adjustment or other work is required to be carried out to the raised flooring of which written notice shall be given to the Tenant or left on the Premises to employ the contractor nominated by the Landlord to carry out such re-alignment adjustment or other work at the Tenant’s expense and to pay the Landlord’s reasonable and proper costs of inspection or otherwise in respect of the preparation of any such notice and if the Tenant shall not within fourteen (14) days after the service of such notice employ the contractor nominated by the Landlord to execute such re-alignment adjustment or other work, then the Landlord and its nominated contractor with or without their workmen and appliances may enter upon the Premises and execute such re-alignment adjustment and other work and the costs thereof shall be a debt due from the Tenant to the Landlord and recoverable forthwith as such.

5.16	Permitted Use

The Tenant shall use at least sixty per centum (60%) of the floor area of the Premises for industrial activities inclusive of ancillary store/ancillary warehouse, and may use the remaining floor area for ancillary offices, independent warehouse, showroom and such other use as stated in Item 7 of the First Schedule or as may be approved by the Landlord from time to time in writing Provided Always that the use of the Premises shall at all times be approved by the relevant public and local authorities and in this respect all costs incurred including but not limited to submission fees shall be borne by the Tenant.

5.17	Dangerous goods and unlawful storage

Not to store or bring upon the Premises or any part thereof or upon the Development or the land on which they are erected any goods or thing which in the opinion of the Landlord are of an obnoxious dangerous or hazardous nature or any explosive or combustible substance and not to place or leave in the Common Area or any part thereof any box or rubbish or otherwise encumber the same.

5.18	Unlawful immoral use or nuisance

Not to use the Premises or any part thereof for any unlawful or immoral act or purpose and not to do or permit or suffer to be done any act or thing which may be or become a nuisance to or give cause for reasonable complaint from the occupiers of adjoining premises or of other parts of the Development or of neighbouring buildings.

5.19	Infectious Illness

In the event of any infectious illness occurring in the Premises forthwith to give notice thereof to the Landlord and to the proper public authorities and at the expense of the Tenant to thoroughly fumigate and disinfect the Premises to the satisfaction of the Landlord and such public authorities and otherwise comply with their reasonable and lawful requirements with regard to the same.

5.20	Food and Drinks

Not without the prior written consent of the Landlord to permit the vendors of food and drink or the servants or agents of such vendors to bring to or onto the Premises or any part thereof or onto the Development or any part thereof food or drink for consumption by the occupiers or others in the Premises save and except in the case of the contractor or contractors who has or have been given the right by the Landlord to provide food and drink service for the occupiers of the Development.

5.21	Cooking etc

Not to permit or suffer cooking or preparation or storage of food and drink on the Premises or any part thereof nor to permit or suffer anyone to sleep or reside therein.

5.22	Obstruction of Windows and other parts of Premises

Not to cover or obstruct or permit or suffer to be covered or obstructed in any manner or by any article or thing (other than blinds approved of by the Landlord) the windows skylights or ventilation shafts or air-inlets or outlets which reflect or admit light or enable air to flow into or out of the Premises.

5.23	Obstruction of Way

Not to obstruct in any manner howsoever the Common Area including the entrances exits driveways and footways of and leading to the Development and/or the land on which they are erected and to keep all internal and external parts of the Development and the land clear and free of all obstruction at all times.

5.24	Auction Sale

Not to permit or suffer to be carried on any auction or sale upon the Premises or any part of the Development.

5.25	Use of Lifts

Not to load the lifts in the Development beyond the maximum limits as specified in Item 8 of the First Schedule and not to place or take into the passenger lifts any baggage furniture parcels sacks bags heavy articles or other goods or other merchandise without the prior approval of the Landlord (such approval not to be unreasonably withheld) save only such light articles such as brief-cases attache cases and handbags. Provided that the Tenant shall not permit nor allow any contractors workmen or cleaners (with or without equipment and tool(s)) engaged by the Tenant to use the passenger lifts of the Development and shall ensure that they use only the service lift provided by the Landlord.

5.26	Machinery

Not to bring or permit or suffer to be brought onto the Premises or any part of the Development used in common with the Landlord and other lessees any machines or machinery save and except typewriters, computers and such other auxiliary office equipment as are required for the purpose of the Tenant’s office and not at any time to load or permit or suffer to be loaded on any part of the floors of the Development or the Premises to a weight greater than:

(i)	12.5 KN psm for the first to fourth storey units in the Development;

(ii)	10.0 KN psm for fifth to eighth storey units in the Development; and

(iii)	5.0KN psm for the 9th storey units in the building known as 438B Alexandra Road Singapore 119968,

and shall when required by the Landlord distribute the load on any part of the floor of the Premises in accordance with the directions and requirements of the Landlord and in the interpretation and application of the provisions of this Clause 5.26 relating to loading the decision of the Landlord shall be final and binding on the Tenant. Before any machine machinery safe equipment or goods are moved into or out of the Premises, to give to the Landlord due notice thereof and the moving of the same must be done under the supervision of a person nominated by the Landlord and at a time approved by the Landlord and at no other time and the Landlord may direct the routing installation and location of all such machine machinery safe equipment and goods and the Tenant shall observe and comply with all such directions.

5.27	Signs

Not to affix paint or otherwise exhibit or permit or suffer to be affixed painted or otherwise exhibited to or upon any part or on the exterior of the Premises or on windows or doors thereof or in or about any part of the Development without the prior written consent of the Landlord any sign light embellishment advertisement name notice or banner whatsoever save and except the Tenant’s nameplate or signboard of a size and form and at such locations as shall be approved in writing by the Landlord, such consent not to be unreasonably withheld. The costs for making such nameplate or signboard shall be borne by the Tenant and placed at such location(s) on the floor(s) on which the Premises are situated as indicated by the Landlord in its sole discretion.

5.28	Unsightly Objects

To keep the windows of the Premises closed at all times and not to erect or install any sign device furnishing ornament or object which, in the opinion of the Landlord, will impair spoil or detract from the architectural form or style or the general appearance of the Development or the Common Area generally.

5.29	Curtains

To install and maintain at its own cost and expense at all times curtains or blinds of the type quality and colour approved by the Landlord for all the windows at the Premises (such approval not to be unreasonably withheld).

5.30	Radio, Television Aerials

Not without the consent in writing of the Landlord to erect or place upon within or without the Premises any radio or television aerial or antenna or any loudspeaker screen or similar device or equipment and not without the like consent to use or permit to be used any radio television or other like media or equipment likely to be heard or seen from outside the Premises Provided however that any consent so given as aforesaid may at any time be withdrawn where the Landlord so determines having regard to the interests of the Development as a whole and/or the rights or interests of other lessees occupiers or persons lawfully therein.

5.31	Subletting and Assignment

Not to assign underlet or otherwise part with or share the actual or legal possession or the use of the Premises or any part thereof for any term whatsoever. Where the Tenant is a corporation, any form of re-construction, re-organisation, amalgamation, takeover or change in any of the shareholders of the Tenant or any scheme of arrangement or compromise or any other scheme affecting the existing constitution or structure of shareholdings of the Tenant (save where the Tenant is a public listed company) shall be deemed to be an assignment within the meaning of this Clause 5.31.

5.32	Avoidance of policy and increase of premia

Not to do or permit or suffer to be done anything whereby the policy or policies of insurance on the Development or any part thereof against loss or damage by fire or other risks for the time being subsisting may become void or voidable or whereby the rate of premium thereof may be increased and to make good all damage suffered by the Landlord and to repay to the Landlord all sums paid by the Landlord by way of increased premia and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant.

5.33	Indemnity

To indemnify and keep indemnified the Landlord and the Head Landlord from and against all claims demands actions proceedings judgements damages losses writs summonses suits orders decrees costs and expenses of any nature whatsoever which the Landlord and the Head Landlord may suffer or incur for death injury loss and/or damage caused, directly or indirectly by:

5.33.1	any occurrences in or about the Premises or the use or occupation of the Premises by the Tenant or by any of the Tenant’s employees independent contractors agents or permitted occupier;

5.33.2	the Tenant or its employees independent contractors agents or any permitted occupier of the Premises the Development or any property in them (including those caused directly or indirectly by the use or misuse waste or abuse of water gas or electricity or faulty fittings or fixtures of the Tenant); and

5.33.3	any default by the Tenant in complying with the provisions of this Lease.

5.34	Tenant’s insurance

5.34.1	At all times during the Term and during any period of holding over to take out and keep current at the Tenant’s own cost and expense:

(i)	a comprehensive public liability insurance policy in the joint names of the Landlord and the Tenant (which shall include a provision for waiver of subrogation against the Landlord and a cross-liability endorsement in such terms as shall be satisfactory to the Landlord) for a sum of not less than S$5 million per occurrence which shall be taken out with a reputable insurance company, registered and operating in Singapore and the said policy shall be against claims for personal injury, death or property damage or loss arising out of all operations of the Tenant and any occurrence(s) in, upon or from the Premises caused directly or indirectly by the Tenant or by any of the Tenant’s employees independent contractors agents or any permitted occupier in or from the Premises;

(ii)

an adequate insurance policy (which shall include a provision for waiver of subrogation against the Landlord and a cross-liability endorsement in such terms as shall be satisfactory to the Landlord) for such amount not less than the full insurable value as the Landlord may require against all risks and damage to the Tenant’s property in the Premises, the furniture and fittings (including internal partitions fixtures and fittings installed by the Tenant in the Premises) windows doors and walls in or on the Premises and all parts thereof and other things in the Premises held in trust or on commission for which the Tenant is responsible and/or which the Tenant is obliged to keep in repair under the provisions of this Lease as well as all goods belonging to or held in trust by the Tenant in the Premises. The policy shall be taken out with an insurance company satisfying the criteria as aforementioned in Clause 5.34.1(i); and

(iii)	an adequate insurance policy which shall be taken out with an insurance company as aforesaid in the joint names of the Landlord and the Tenant (which shall include a provision for waiver of subrogation against the Landlord and a cross-liability endorsement in such terms as shall be satisfactory to the Landlord) in respect of all plate and tempered glass windows doors and walls in or on the Premises in such amount not less than the full insurable value against such risks as the Landlord may require.

5.34.2	The Tenant shall produce to the Landlord on demand copies of the policies referred to above as well as copies of the receipt for payment of premia in respect thereof.

5.35	Compliance with statutes

At all times during the Term to promptly comply with and at the Tenant’s cost and expense all such requirements as may be imposed on the occupier of the Premises by any statute (including subsidiary legislation) now or hereafter in force and any order rule regulation requirement and notice thereunder.

5.36	Information to be given to Landlord

Should the Tenant receive any notice from the government or any statutory public or municipal authority with respect to the Premises, to give notice thereof forthwith in writing to the Landlord.

5.37	Rules and regulations

To observe and perform and to cause all its employees independent contractors agents invitees or licensees to observe and comply with all rules and regulations contained in the Third Schedule or as may be varied amended or added to by the Landlord from time to time under Clause 7.5.

5.38	Yielding up

Prior to the determination of the Term, the Tenant shall at its own cost remove all additions and alterations to the Premises and restore the Premises in all respects to its bare state and condition as stated in the Sixth Schedule and where the approval of any government or statutory authority is required for any reinstatement works, the Tenant shall procure the same. For the avoidance of doubt, this obligation to reinstate shall also apply to any structures erected, equipment installed and works done in areas outside the Premises that are allowed under this Lease. The Tenant agrees that it shall abide by the reinstatement obligation herein stated notwithstanding the condition in which possession of the Premises had been delivered to the Tenant. Provided Always that the Landlord may request for some of the Tenant’s fittings and installations to be left behind in the Premises. If the Tenant in its discretion shall agree to the same, the Tenant shall leave such fittings and installations in the Premises upon yielding up the Premises to the Landlord.

5.39	Removal and reinstatement

In carrying out any works as required in Clause 5.38, the Tenant shall also ensure the following:

(i)	in the case of any electrical plumbing or air-conditioning works or installations, all such works are completed by a nominated contractor of the Landlord appointed by the Tenant;

(ii)	in all other cases, all such works are completed by a contractor appointed by the Tenant and approved by the Landlord under the supervision of the Landlord’s architect engineer or other consultant and in this respect the Tenant agrees to pay for all costs fees and expenses of such architect engineer or other consultant and to make good all damage done to the Premises by such removal or reinstatement on or prior to the expiry of the Term. If the Tenant shall fail to make good any damage done to the Premises by such removal or reinstatement on or prior to the expiry of the Term, the Landlord may make good all such damage and the costs incurred by the Landlord in making good all such damage shall be paid by the Tenant to the Landlord within fourteen (14) days of the Landlord notifying the Tenant of the amount thereof.

5.40	Redecoration

In addition to any other reinstatement obligation of the Tenant as provided in this Lease, to redecorate the Premises to the satisfaction of the Landlord immediately prior to the expiry or sooner determination of the Term. For the purposes of this Clause 5.40, “redecorate” and “redecoration” shall include the washing of the whole of the interior of the Premises, the repainting with two coats of oil paint or emulsion paint or other appropriate treatment of all of the internal parts of the Premises previously so treated and also the replacing of all ceiling boards and floor tiles which in the reasonable opinion of the Landlord are worn out or damaged and in need of replacement.

5.41	Costs to be reimbursed to Landlord

If the Tenant shall fail to comply with the provisions of Clauses 5.38 and 5.39 and the redecoration provisions mentioned in Clause 5.40, the Landlord may attend to the same and if it so does, the Tenant shall within seven (7) days of the Landlord’s notice pay or reimburse the Landlord the costs of such removal reinstatement and/or redecoration carried out by the Landlord together with such other amounts which the Landlord would have been entitled to receive from the Tenant had the Premises been held over by the Tenant after expiry or sooner determination of the Term without the consent of the Landlord for the period from the expiry of the Term until the due completion of the removal reinstatement and/or redecoration works effected by the Landlord pursuant to the provisions of this Clause 5.41.

5.42	Legal costs and stamp fees

To pay all legal costs (including the Landlord’s solicitors’ charges on a full indemnity basis) stamp duty and all other disbursements and out-of-pocket expenses incurred in the preparation and completion of this Lease, and in connection with any assignment subletting or termination thereof otherwise than by effluxion of time or with any claim or legal proceedings which may be brought by the Landlord against the Tenant in connection with or arising out of this Lease.

5.43	Goods and services tax

The Tenant shall pay to the Landlord any GST or other imposition of a like nature by whatever name called that may be levied or imposed for any goods or services supplied under or in connection with this Lease (the “Taxes”). Provided that the obligation of the Tenant under the provisions of this Clause 5.43 shall continue to apply notwithstanding the expiry or earlier determination of the Term and regardless of whether any of the Taxes shall be assessed and/or payable to the relevant government authority before, during or after the Term.

5.44	Confidentiality

The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed the terms of this Lease, or any negotiations or discussions or agreement for a renewal of this Lease or any matter in relation to this Lease, except with the prior written consent of the Landlord or as required by law or to the extent that such information has become public knowledge not due to the Tenant’s breach of this undertaking.

6.	Landlord’s Covenants

The Landlord hereby covenants with the Tenant as follows:

6.1	To provide, subject to Clause 7.11:

6.1.1	Air-Conditioning

(i)

air-conditioning services (the “Normal Hours Air-conditioning Services”) during the Development’s Standard Operating Hours of 8.00 a.m. to 6.00 p.m. on weekdays and 8.00 a.m. to 1.00 p.m. on Saturdays (except on ail public holidays including Sundays) PROVIDED ALWAYS that such services may at the request of the Tenant be extended by the Landlord (but without any obligation so to do) beyond the hours hereinbefore mentioned on such terms as the Landlord may stipulate, including the payment by the Tenant of additional charges such as but not limited to, labour charges, for such additional air-conditioning services.

(ii)	for the Normal Hours Air-conditioning Services as mentioned in Clause 6.1.1(i), the Tenant shall pay the Landlord the rate as stated in Item 9a of the First Schedule. The Landlord shall be entitled by notice in writing to the Tenant to vary these rates as stated in item 9a of the First Schedule and such new rates shall take effect from the date as specified in the Landlord’s letter and such new rates may have retrospective effect.

(iii)	For the air-conditioning services provided other than the Normal Hours Air-conditioning Services (“After Hours Air-Conditioning Services”), the Tenant shall pay the Landlord the rate as stated in Item 9b of the First Schedule. The Landlord shall be entitled by notice in writing to the Tenant to vary these rates and such new rates shall take effect from the date as specified in the Landlord’s letter and such new rates may have retrospective effect.

(iv)	For the air-conditioning services provided other than the Normal Hours Air-conditioning Services, in addition to the After Hours Air-conditioning Services, the Tenant shall also pay the Landlord labour charges at the rate as stated in Item 9c of the First Schedule for Mondays to Saturdays and the rate as stated in Item 9d of the First Schedule on Sundays and other public holidays (“After Hours Air-Conditioning Labour Charges”). The Landlord shall be entitled by notice in writing to the Tenant to vary these rates and such new rates shall take effect from the date as specified in the Landlord’s letter and such new rates may have retrospective effect.

6.1.2	Lifts

Lift services available for use by the Tenant and the Tenant’s employees and visitors between the hours of 8.00 a.m. to 6.00 p.m. on weekdays and 8.00 a.m. to 1.00 p.m. on Saturdays (but not available on all public holidays including Sundays) and at all other times a minimum of one lift shall be in operation for use by the Tenant and its employees and invitees.

6.1.3	Electricity

Electricity for the lighting of the passageways staircases toilets and other common parts of the Development.

6.1.4	Water

Water for the toilets in the Development.

6.1.5	Car Parking

The number of car parking lots as agreed between the Landlord and the Tenant for use by the Tenant and their employees by way of licence at the prevailing monthly charges as applicable from time to time and subject to such other terms as the Landlord may stipulate in its Application Form for such car parking lots. The Landlord shall be entitled to revise the said car park charge/terms by serving a notice on the Tenant of such intention. The revised car park charge/terms shall take effect at such date as may be stipulated in the notice. Provided Always if the Tenant does not wish to accept the revised car park charge/terms, the Tenant may request the Landlord to cease any licence in relation to the car parking lots by serving a notice on the Landlord.

6.1.6	Cleaning

Cleaning of the Common Area.

6.1.7	Security

Provision of security for the Development.

6.1.8	Alarm Services

Connection to and maintenance of fire and alarm systems for the Premises.

6.1.9	Development’s repair and cleaning

Cleaning of the exterior of the Development (including the windows) repainting, repairing and maintaining the Common Area.

6.1.10	Toiletries

Provision of paper, soap and other toilet requisites to the toilet accommodation on the floor(s) of the Development on which the Premises are situated.

6.2	Taxes

Subject to Clause 6.3, to pay all present and future rates taxes assessments and outgoings imposed upon or in respect of the Development or any part thereof save and except those herein agreed to be paid by the Tenant.

6.3	Insurance

To insure and keep insured the Development (excluding fittings and fixtures installed by the Tenant) against damage by fire or such other risks as the Landlord may deem fit and adequate.

6.4	Quiet enjoyment

That the Tenant paying the Rent and Service Charge hereby reserved and performing and observing the several covenants herein contained and on its part to be observed and performed shall peaceably hold and enjoy the Premises without any interruption from the Landlord or any person claiming under or in trust for it.

7.	Provisos

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as above:

7.1	Determination

If the Rent and/or the Service Charge hereby reserved or any part thereof shall at any time be unpaid for fourteen (14) days after the same shall have become due (whether formally demanded or not) or if any covenant on the Tenant’s part herein contained shall not be observed or performed or if the Tenant being a company shall go into liquidation whether voluntary (save for the purpose of amalgamation or re-construction) or compulsorily or an application is made to appoint a receiver of its undertaking property or assets or an application is made to place the Tenant under the judicial management of a judicial manager or being an individual shall have a receiving order or an adjudication order made against him or if the Tenant shall take any steps to make any arrangement or composition with creditors or if any execution or attachment shall be levied upon or issued against any of the property or assets of the Tenant and shall not be paid off or discharged within seven (7) days thereof or a proposal or notice of compulsory acquisition or notice of intended compulsory acquisition is made or issued by the Government of Singapore, or any governmental authority or statutory corporation, in respect of the Development or any part thereof; then and in any one of the said cases it shall be lawful for the Landlord at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and thereupon the Term shall forthwith and absolutely cease and determine. In addition, save where this Lease is terminated by reason or the intended compulsory acquisition of the Development or any part thereof, the Landlord may also forfeit the Deposit or any part thereof as the Landlord may in its absolute discretion determine to compensate the Landlord for its loss or damage.

The foregoing is without prejudice to the right of action, and any other right and remedy, of the Landlord in respect of any arrears of Rent and Service Charge or any antecedent breach by the Tenant of this Lease (including the breach giving rise to the termination). It shall be assumed for the purposes of the Landlord’s duty to mitigate damages that all steps taken by the Landlord are reasonable unless proved otherwise by the Tenant.

7.2	Interest on Arrears

In addition and without prejudice to any other right power or remedy of the Landlord if the Rent and/or Service Charge hereby reserved or any part thereof or any other sums payable to the Landlord under this Lease shall at any time remain unpaid on its due date (whether formally demanded or not) then the Tenant shall pay to the Landlord interest thereon at twelve per cent (12%) per annum computed on a daily basis from the due date for the payment of the Rent, Service Charge and/or any other sum until the payment thereof in full (before as well as after judgement).

7.3	Landlord’s Rights Against Tenant’s Goods

Notwithstanding anything herein contained in this Lease if this Lease shall come to an end whether by effluxion of time or otherwise and the Tenant shall fail to remove all its goods (which expression where hereinafter used shall include personal property of every description) from the Premises forthwith or if in the Landlord’s reasonable opinion the Tenant has behaved in such a manner that the Tenant may be said to have abandoned the Premises and terminated this Lease unilaterally then and in any of the said cases it shall be lawful for the Landlord to sell or otherwise dispose of the goods of the Tenant in the Premises at such time or times and at such price or prices as the Landlord shall think fit and without prejudice to the other rights and remedies of the Landlord, the Landlord shall after payment out of the proceeds of sale the costs and expenses connected with the said sale apply the net proceeds of sale towards payment of all arrears of Rent, Service Charge and the interest thereon and all other sums of money due and payable by the Tenant to the Landlord under this Lease and the balance (if any) shall be paid over to the Tenant, without interest. If there are no sale proceeds or if such proceeds are insufficient, then all outstanding sums recoverable by the Landlord under this Clause 7.3 shall be payable by the Tenant to the Landlord within fourteen (14) days of demand. Where the Landlord is unable to lease or otherwise deal with the Premises for any period of time due to the Tenant’s failure to remove its goods, the Tenant shall be deemed to be holding over during such period for the purpose of Clause 7.17. The Tenant shall indemnify the Landlord against any and all liability incurred by the Landlord to any third party whose property shall have been sold or disposed of by the Landlord in the bona fide belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this Clause 7.3.

7.4	Weights and Stresses

The Landlord shall have the power to prescribe the weight and proper position of all iron or steel safes and other heavy machinery and equipment furniture articles or goods whatsoever in the Premises and any or all damage caused to the Development or any part thereof by the Tenant or anyone on its behalf by taking or moving out any safe machinery equipment furniture goods or other articles during the time such are in the Development shall be made good by the Tenant, or if made good by the Landlord, at the expense of the Tenant.

7.5	Rules and Regulations

The Landlord shall have the right at any time and from time to time to add to amend cancel or suspend the rules and regulations contained in the Third Schedule as in the reasonable opinion of the Landlord may from time to time be required for the management security care or cleanliness of the Development or for the preservation of good order therein or for the convenience of lessees and other occupiers of the Development and all such rules and regulations shall bind the Tenant upon and from the date on which notice in writing thereof is given to it by the Landlord. If there shall be inconsistency between the provisions of this Lease and the provisions of such rules and regulations then the provisions of this Lease shall prevail unless otherwise expressly stated.

7.6	Untenantability

That if the Premises or any part thereof shall be damaged or destroyed by fire flood lightning storm tempest or other cause so as to render the Premises substantially unfit for occupation and use (except where such damage or destruction has been caused in any way by the act or default of the Tenant its servants independent contractors agents visitors invitees or licensees):

(i)	the Rent and Service Charge hereby covenanted to be paid or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises shall again be rendered fit for occupation and use, and any dispute concerning this Clause 7.6 shall be determined by a single arbitrator in accordance with the Arbitration Act (Cap. 10);

(ii)	where the Landlord in its absolute discretion shall decide that the Development or the Premises are so badly damaged that the rebuilding or reconstruction thereof in its previous form will be impracticable or undesirable, the Landlord may within ninety (90) days after such damage or destruction has been sustained give notice to the Tenant in writing to terminate the Lease and upon such notice being given, this Lease shall terminate and the Tenant shall (if still in occupation) vacate the Premises without compensation from the Landlord but such termination as aforesaid shall be without prejudice to the rights of the Landlord in respect of any antecedent breach by the Tenant of any of its covenants herein contained;

(iii)	if, after the Premises or any part thereof shall have been damaged or destroyed as described in this Clause 7.6 and the Landlord decides, at its absolute discretion, to proceed with the reinstatement or repair of the same, all insurance moneys payable pursuant to any insurance effected by the Tenant pursuant to this Lease in respect of all plate glass, fixtures and fittings and installations at the Premises (and any additional insurance as may have been required by the Landlord) shall be applied towards such reinstatement and repair;

(iv)	if after the said damage or destruction, the Lease is determined in accordance with Clause 7.6(ii) all insurance moneys payable pursuant to any insurance effected by the Landlord in respect of the Premises shall belong to the Landlord solely,

PROVIDED ALWAYS that nothing herein contained shall be deemed to impose any obligation upon the Landlord to rebuild or reinstate or make fit for occupation the Premises or any part of the Development.

7.7	Refusal of Access

Notwithstanding anything herein contained, the Landlord may at its sole discretion stipulate any security measures and procedures it from time to time deems necessary in the interests of the security of the Development and for this purpose, the Landlord shall have the right at all times to refuse access to the Development or otherwise control such access in respect of any person whose presence in the Development might in the reasonable opinion of the Landlord be prejudicial to the safety character reputation and interest of the Development and its lessees or occupiers or who has not complied with the Landlord’s rules and regulations in respect of visitors to the Development. The Tenant shall abide with all security measures and procedures as the Landlord may from time to time stipulate and shall also procure that its employees, agents and invitees fully comply with all the Landlord’s security measures and procedures. Provided Always that the Landlord may at its sole discretion at any time deny film crews and other media personnel from entering the Development or any part thereof.

7.8	Waiver of Covenant

No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Tenant’s obligations hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default breach or non-observance or nonperformance and no waiver by the Landlord shall be inferred from or implied by anything done or admitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way operate as a waiver or release of any of the provisions hereof, nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in future, unless expressly so extended.

7.9	Landlord not liable for damages

The Landlord and the Head Landlord shall not be liable or in any way responsible to the Tenant or any of the Tenant’s employees independent contractors agents invitees or licensees or to any other person for any death injury loss or damage which may be suffered or sustained to any property or by any person in the Development or on the land they are erected on howsoever occurring.

7.10	Service of notice

7.10.1	Any notice or other document or writing required to be served delivered or given under this Lease to the Tenant shall be deemed sufficiently served if sent by registered post to the Tenant’s address as stated in this Lease or its registered office (if applicable) or left at the Premises.

7.10.2	Any notice or other document or writing required to be served delivered or given under this Lease to the Landlord shall be deemed sufficiently served if sent by registered post to the Landlord’s registered office or left at the registered office of the Landlord.

7.10.3	Any notice or other document or writing required to be served delivered or given under this Lease to the Head Landlord shall be deemed sufficiently served if sent by registered post to or left at the registered office of the Head Landlord.

7.10.4	A notice by one party to the other party shall be deemed to be received by the other party within forty-eight (48) hours of posting.

7.10.5	In the event of any action or proceedings in respect of this Lease (including any action for the recovery of any sums due to the Landlord) the Tenant agrees and accepts that any document which is not required by written law to be served personally shall be sufficiently served on the Tenant if addressed to the Tenant at the address as stated in this Lease or forwarded to the Tenant by registered post at the principal or last known place of business of the firm or the Tenant’s registered office if a body corporate or the Tenant’s last known address if an individual.

7.10.6	All notices or other document or writing from the Landlord or the Tenant to the Head Landlord shall be copied to:

Frasers Centrepoint Asset Management (Commercial) Ltd

438 Alexandra Road

#21-00 Alexandra Point

Singapore 119958

(or such other address as may be notified to the Landlord or the Tenant from time to time).

7.10.7	For the avoidance of doubt, all notices or other document or writing from the Tenant to the Head Landlord shall be sent via the Landlord save that this Clause 7.10.7 shall not be applicable during the Residual Term.

7.11	No claim by Tenant

Notwithstanding anything herein contained the Landlord and the Head Landlord shall not be liable to the Tenant, nor shall the Tenant have any claim against the Landlord and the Head Landlord in respect of:

(a)	any interruption in any of the services hereinbefore mentioned by reason of necessary repair replacement or maintenance of any installation or apparatus or any part thereof or damage thereto or destruction thereof by fire water riot act of God act of terrorism bomb hoaxes or other cause beyond the Landlord’s or the Head Landlord’s control or by reason of mechanical or other defect or breakdown or other inclement condition or shortage of manpower fuel materials electricity or water or by reason of labour dispute or where caused by the acts or omissions of third parties;

(b)	any act omission default misconduct of any porter attendant or other servant or employee independent contractor or agent of the Landlord or the Head Landlord in or about the performance or purported performance of any duty relating to the provision of any of the services supplied by the Landlord or the Head Landlord to lessees and occupiers of the Development;

(c)	any damage injury or loss arising out of short circuits of the electrical wiring, explosion, falling plaster or the leakage from the piping wiring and sprinkler system in the Development and/or the structure of the Development or any overflow of water from any part of the Development;

(d)	any death damage injury or loss to the Tenant arising out of any acts or omissions of any other lessees independent contractors occupiers of the Development or any other persons whomsoever or resulting from any occurrence at any other part of the Development whether directly or indirectly;

(e)	any consequential and/or economic loss, damages or expenses incurred by the Tenant by reason of any bomb hoax and/or acts of terrorism at the Development;

(f)	any diminution or obstruction of light, air or view by any building or structures that may be erected within or adjacent to the Development or any part thereof; and

(g)	any consequential loss or inconvenience arising from any security measures imposed from time to time by the Landlord or the Head Landlord in the interests of the security of the Development,

Provided Also that no contractor, architect, engineer or other consultant, approved or appointed by the Tenant whether with the approval of the Landlord or not for any purpose related to the Premises shall in any way be deemed to be the agent or employee of the Landlord, and the Landlord shall not in any way be liable nor responsible for any act, omission, default, misconduct or negligence of such contractor, architect, engineer or other consultant.

7.12	Notice of Vacancy

In the event of the Tenant failing to sign the new Lease with the Landlord for a further term by the date not later than three (3) months prior to the expiry of the Term, or following any notification by the Tenant that the Tenant does not intend to renew its lease, whichever is earlier, the Landlord shall be entitled to exhibit outside the Premises or on the doors thereof a notice stating that the Premises are to be vacant and for letting and the Tenant shall permit all prospective lessees or purchasers of the Premises accompanied by a representative of the Landlord free ingress to and egress from the Premises for the purpose of viewing the Premises.

7.13	Change of location of entrances etc

The Landlord shall have the right at any time without the same constituting an actual or constructive eviction of the Tenant, and without incurring any liability to the Tenant therefor, to change the arrangement and/or location of entrances passageways doors doorways partitions landings staircases lobbies lifts toilets and other public parts and the Common Area of the Development or any of the services or any apparatus serving the Development and to change the name number or designation by which the Development is known.

7.14	No liability for injury or damage

The Landlord and the Head Landlord shall not be under any liability whatsoever to the Tenant or to any person whomsoever in respect of any injury or damage to any property or sustained by the Tenant or such other persons as aforesaid, caused by or through or in any way owing to the overflow of water from any offices or premises in the Development whatsoever save where caused by the gross negligence of the Landlord, the Head Landlord and/or its respective employees.

7.15	No rights of Tenant to enforce covenants relating to other portions of the Development

Nothing herein contained shall confer on the Tenant any right to enforce any covenant or enforce any agreement relating to other portions of the Development demised by the Landlord or limit or affect the right of the Landlord in respect of any such other premises to deal with the same and impose and vary such terms and conditions in respect thereof in any manner as the Landlord may think fit.

7.16	Viewing by purchasers

To permit all prospective purchasers of the Premises and/or the Development accompanied by a representative of the Landlord free ingress to and egress from the Premises for the purpose of viewing the Premises at anytime during the Term upon prior notice to the Tenant having been given.

7.17	Holding over

If, without any express written agreement between the Landlord and the Tenant, the Tenant fails to deliver vacant possession of, or continues to occupy the Premises after the expiration or earlier determination of the Term, the Tenant shall be deemed to be holding over and, without prejudice to any right or remedy of the Landlord, shall pay to the Landlord for every day of such holding over double the amount of Rent or the prevailing market rent (whichever is higher) and double the amount of the Service Charge applicable at the expiry of the Term and there shall be no renewal of this Lease by operation of law or pursuant to the provisions of this Lease. The provisions herein shall not be construed as the Landlord’s consent for the Tenant to hold over after the expiration or earlier determination of the Term. All sums under this Clause 7.17 shall be payable by the Tenant to the Landlord on demand.

7.18	Condition of the Premises

The Tenant acknowledges and declares that no promise representation warranty or undertaking has been given by or on behalf of the Landlord in respect of the suitability of the Premises or the Development for any business to be carried on therein or to the fittings, view, facing, access of light or air to the Premises, level of sound audible within the Premises, finishes, facilities and amenities of the Premises or the Development or as to other businesses to be carried on in the Development otherwise than in the Lease contained.

7.19	Right to Distrain

It is hereby expressly agreed that all moneys payable under this Lease by the Tenant to the Landlord, including but not limited to Rent, Service Charge, GST, charges (if any) relating to the provision of air-conditioning to the Premises by the Landlord (whether during the hours as specified in Clause 6.1.1(i) or after the same), insurance premiums and interest payable on late payments shall be deemed to be rent recoverable in the manner provided in the Distress Act (Cap 84). For the purposes of the said Act and for the purposes of any right or remedy which the Landlord wishes to exercise or pursue, all such moneys shall be deemed to be rent in arrears if not paid in advance or at the times and in the manner as provided in this Lease. All costs and expenses (including without limitation all legal costs and charges on a full indemnity basis) incurred pursuant to or in any way arising in relation to any step taken by the Landlord in the exercise of its rights under the said Act, or pursuant to any right or remedy available to the Landlord shall be payable by the Tenant, and insofar as such sums are not recovered under such distrain they shall be recoverable as a debt from the Tenant to the Landlord.

7.20	No caveat and subdivision

The Tenant shall not, at any time before, during or after the Term, register this Lease nor lodge a caveat in respect of this Lease (or in respect of any option to renew pursuant to this Lease) at the Singapore Land Authority nor shall the Tenant be entitled to require the Landlord to subdivide the Development or any part thereof or to do any act or thing which could result in the Landlord being required to subdivide the Development or any part thereof.

7.21	Severance

The illegality, invalidity or unenforceability of any provision of this Lease or part thereof under the law of any jurisdiction shall not affect its legality validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision or the rest of that provision.

7.22	Entire Agreement

The Landlord and the Head Landlord shall not be bound by any statements representations or promises with respect to the Development, or in respect of the Premises, except as expressly set forth in this Lease and the Letter of Offer issued by the Landlord to the Tenant in respect of the Premises and dated the date as specified in Item 10 of the First Schedule (the “Letter of Offer”). The agreement between the Parties is set forth herein and in the Letter of Offer (including all provisions incorporated by reference in these documents) and shall in no way be modified by any statements, representations or promises made contrary to the same. Provided however that the provisions of the Letter of Offer shall remain in full force and effect, in so far as such provisions are still required to be observed and performed but in the case of any inconsistency between the provisions of the Letter of Offer and the provisions of the Lease, the terms of the Letter of Offer shall prevail.

7.23	Landlord’s right to redevelopment and relocation

7.23.1	Notwithstanding ail the other terms and conditions of this Lease, the Landlord may in its sole and absolute discretion determine that:

(i)	the Development (the whole or part) is to be demolished for redevelopment; or

(ii)	the Development or any part thereof is to be renovated, retrofitted, refurbished or altered or repositioned to change the Development’s profile; or

(iii)	reconfiguration works are to be effected in the Development, including but not limited to alteration in any way whatsoever, or any change to the structure, layout, design and/or use of the Development (including erection of refreshment areas, kiosks, signs, seating, fixtures, fittings, machinery), to the revision of the boundaries of all or some of the premises in the Development, then, the Landlord shall be entitled to terminate this Lease by giving to the Tenant three (3) months’ notice in writing, but without prejudice to the rights and remedies to the Landlord against the Tenant in respect of any antecedent breach of this Lease by the Tenant. On the expiry of the three (3) month notice, the Tenant shall yield up the Premises to the Landlord in accordance with the terms and conditions of this Lease.

7.23.2	The Tenant acknowledges, confirms and agrees that the Tenant is aware of this term of the Lease and shall not be entitled to any compensation whatsoever from the Landlord, or make any claim whatsoever against the Landlord.

7.23.3	The Tenant further acknowledges confirms and agrees that it is aware that upon the occurrence of any of the events described in Clause 7.23.1, such demolition, renovation, retrofitting, reconfiguration or alterations or repositioning of the Development’s tenant-mix may be carried out in phases and the Tenant shall not hold the Landlord responsible for any interference and/or inconvenience caused (if any) to the Tenant, the Premises, the Tenant’s business, the Tenant’s customers or clients and/or licensees directly or indirectly as a result of such demolition, renovation, retrofitting, reconfiguration or alternation or repositioning of the Development’s tenant-mix.

7.23.4	Without prejudice to the Landlord’s rights as stated in Clauses 7.23.1, 7.23.2 and 7.23.3 upon the occurrence of any of the events described in Clause 7.23.1, the Landlord in the Landlord’s sole and absolute discretion may re-locate the Tenant to another premises within the Development, and the lease for the re-location premises shall be on such terms and conditions (including but not limited to the Rent and Service Charge) as shall be determined by the Landlord. In the event the Tenant does not agree to the re-location premises and/or the terms and conditions for the lease of the re-location premises, this Lease shall cease and determine as provided above.

7.24	Landlord’s Right to Assign

7.24.1	The Landlord shall be entitled to assign all its rights and interest under this Lease or transfer sell dispose of or otherwise deal with its estate and interest in the Development or any part thereof at any time and from time to time in the Landlord’s absolute discretion PROVIDED THAT the Landlord shall ensure that the transferee takes its interest subject to this Lease and that the Landlord notifies the Tenant of such transfer.

7.24.2	The Tenant hereby expressly acknowledges and undertakes to the Landlord that where the Landlord assigns, transfers, sell, disposes of or deals with its right and interest in under or arising out of this Lease (including the transfer of the Deposit) or its estate and interest in the Development or any part thereof, the Tenant shall be deemed to have consented to such assignment and shall accept any assignee of the Landlord as its new Landlord and shall release the Landlord from all its obligations under the provisions of this Lease and in particular the obligation to the Tenant to refund the Deposit and any other sums pursuant to the terms of this Lease. Any such assignment shall bind the Tenant as if the assignee were an original party hereto in respect of the benefits and rights and/or obligations assigned to that assignee and all references herein to the Landlord shall include any such assignee as aforesaid. Where required by the Landlord, the Tenant shall enter into and execute any agreement or assignment entered into or to be entered into by the Landlord and its assignee, such agreement or assignment to be prepared by and at the expense of the Landlord.

7.25	Special Terms and Conditions

The Tenant shall also at its sole cost comply with the provisions as stated in the Fourth Schedule and the provisions of the Fourth Schedule shall apply to this Lease.

8.	Surrender of Head Lease

8.1	In the event that the Landlord has, under the Head Lease, given written notice to the Head Landlord that the Landlord intends to surrender the Head Lease and the term of the Head Lease to the Head Landlord, the Head Landlord shall give written notice to the Tenant, informing the Tenant of the effective date of surrender of the Head Lease (the “Effective Date”).

8.2	The Parties hereby agree that upon the surrender of the Head Lease and the term of the Head Lease, the following provisions shall apply:

8.2.1	the Head Landlord shall with effect from (and including) the Effective Date, perform, observe and be bound by all of the covenants to be observed and performed by the Landlord, contained or implied in this Lease;

8.2.2	the Tenant shall accept the liabilities and obligations of the Head Landlord in lieu of the Landlord’s liabilities and obligations and agree that all covenants made by, and the obligations of, the Tenant under this Lease shall be made by, and be binding on, the Tenant for the benefit of the Head Landlord;

8.2.3	with effect from (and including) the Effective Date, the Tenant and the Landlord shall release and discharge each other from all liabilities, obligations, claims and demands whatsoever arising on and after the Effective Date from or in connection with this Lease and in respect of anything done or omitted to be done under or in connection therewith but without prejudice to the rights of the Head Landlord and the Tenant against each other in respect of any liabilities, obligations, claims and demands from the Effective Date and without prejudice to the rights of the Landlord and the Tenant against each other in respect of antecedent breaches of this Lease prior to the Effective Date;

8.2.4	the Head Landlord shall fully indemnify the Landlord against all claims, demands, actions, proceedings, damages, losses, costs, expenses and liabilities caused or contributed by any default or failure on the Head Landlord’s part to discharge and fulfil as aforesaid the obligations of the Landlord under this Lease with effect from (and including) the Effective Date, to the intent that the Landlord shall not be under no further obligations or liabilities to and suffer no loss or expense under any claim made by the Tenant in relation to this Lease provided that nothing herein shall be construed as rendering the Head Landlord liable for any breach by the Landlord of its obligations under this Lease prior to the Effective Date;

8.2.5	(where the Deposit is furnished in cash) the Deposit shall be transferred by the Landlord to the Head Landlord and upon such transfer, the Tenant shall release the Landlord from its obligation to refund the Deposit to the Tenant pursuant to the terms of this Lease;

8.2.6	(where the Deposit is furnished by way of a bank guarantee) the Landlord must, subject to the consent of the Tenant and the consent of the issuer of the bank guarantee (if required under the terms of such bank guarantee), assign the benefit of the bank guarantee or, where such consent is refused or withheld, procure a replacement bank guarantee in favour of the Head Landlord on substantially the same terms as the existing bank guarantee;

8.2.7	the A&A Works Deposit (if the A&A Works Deposit is still being held by the Landlord) shall be transferred by the Landlord to the Head Landlord and upon such transfer, the Tenant shall release the Landlord from its obligation to refund the A&A Works Deposit to the Tenant pursuant to the terms of this Lease; and

8.2.8	the Tenant shall make all necessary arrangements for the following:

(i)	either:

(a)	the amendment of the comprehensive public liability insurance policy which the Tenant has taken up in the joint names of the Landlord and the Tenant for the Term pursuant to Clause 5.34.1 (i) so that such comprehensive public liability insurance policy is now taken up in the joint names of the Head Landlord and the Tenant; or

(b)	the issuance of a new comprehensive public liability insurance policy in the joint names of the Head Landlord and the Tenant for the term commencing from the Effective Date to the date of expiry of the Term (the “Remaining Term”) pursuant to and in accordance with the requirements of Clause 5.34.1 (i); and

and to furnish to the Head Landlord, copies of such amended or re-issued comprehensive public liability insurance policy in accordance with the provisions of Clause 5.34.

(ii)	either

(a)	the amendment of the plate and tempered glass insurance policy which the Tenant has taken up in the joint names of the Landlord and the Tenant for the Term pursuant to Clause 5.34.1(iii) so that such plate and tempered glass insurance policy is now taken up in the joint names of the Head Landlord and the Tenant; or

(b)	the issuance of a new plate and tempered glass insurance policy in the joint names of the Head Landlord and the Tenant for the Remaining Term pursuant to and in accordance with the requirements of Clause 5.34.1 (iii), and to furnish to the Head Landlord, copies of such amended or re-issued plate and tempered glass insurance policy in accordance with the provisions of Clause 5.34.

9.	Termination of Head Lease

9.1	In the event that the Head Landlord exercises its right of re-entry under the Head Lease and re-possesses the Property and the Head Lease is terminated as a result thereof, the Head Landlord shall give to the Tenant written notice of such termination (the “Head Lease Termination Notice”) and with effect from (and including) the date specified in the Head Lease Termination Notice (the “Termination Effective Date”):

9.1.1	the Head Landlord shall be deemed to have agreed to lease the Premises to the Tenant, and the Tenant hereby agrees that with effect from (and including) the Termination Effective Date, the Tenant shall be deemed to have agreed to take a lease of the Premises from the Head Landlord, on the same terms as contained in this Lease (except for Clauses 8 and 9 and such variations as may be necessary to reflect the Head Landlord as the immediate landlord of the Tenant, for the remaining duration of the Term (the “Residual Term”) and the commencement date of the Residual Term, which shall be the Termination Effective Date); and

9.1.2	all references in this Lease to the “Landlord” shall, forthwith mean and refer to the “Head Landlord”.

9.2	The stamp duty payable in respect of the Residual Term shall be borne by Orrick Investments Pte Limited and British and Malayan Trustees Limited in its capacity as trustee of FCOT, in such proportion as may be agreed between them. For the avoidance of doubt, the Tenant shall not be required to pay the stamp duty in respect of the Residual Term.

10.	Governing Law and Submission to Jurisdiction

This Lease is governed by Singapore law and the Parties agree to submit to the nonexclusive jurisdiction of the courts of the Republic of Singapore.

11.	Contracts (Rights of Third Parties) Act (Cap. 53B)

A person who is neither the Head Landlord, the Landlord nor the Tenant has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce or enjoy the benefit of any term of this Lease.

12.	Limitation of Liability

Notwithstanding any contrary provision in this Lease, it is hereby agreed and acknowledged that the Head Landlord is entering into this Lease in its capacity as trustee for FCOT and not in its personal capacity. Any liability of or indemnity (if applicable) of the Head Landlord under this Lease shall be strictly limited only to the assets of FCOT over which the Head Landlord in its capacity as trustee has recourse and shall not extend to any of the Head Landlord’s personal assets or any assets held by the Head Landlord as trustee for any other trust.

13.	Stamp Duty

The Tenant shall bear all stamp duty on this Lease.

First Schedule

Particulars

1.	Tenant (Page 1, paragraph 1) : LIONBRIDGE SINGAPORE PTE. LTD. (Company Registration No. 199707055C), a company incorporated in the Republic of Singapore and having its registered office at 438B Alexandra Road #02-07/08 Alexandra Technopark Singapore 119968.

2.	Premises (Clause 1.1) : All the premises known as Unit #02-08 on the second storey of the building known as 438B Alexandra Road Singapore 119968 being the area delineated and hatched red on the plan annexed hereto as Annexure A and containing an area of 412 square metres.

3a.	Commencement Date (Clause 1.1): 16 September 2010.

3b.	Lease Period (Clause 1.1): Three (3) years.

3c.	Expiry Date of the Term (Clause 1.1): 15 September 2013.

4a.	Monthly Rent (Clause 1.1): S$14,131.60.

4b.	Monthly Rent Rate (Clause 1.1): S$34.30 per square metre per month of the area of the Premises as stated in Item 2 of this First Schedule.

5a.	Monthly Service Charge (Clause 1.1): S$2,060.00.

5b.	Monthly Service Charge Rate (Clause 3): Singapore Dollars Five Only (S$5.00) per square metre per month of the area of the Premises as stated in Item 2 of this First Schedule.

6.	Deposit (Clause 4.1): Singapore Dollars Forty Eight Thousand Five Hundred and Seventy Four and Cents Eighty Only (S$48,574.80).

7.	Permitted Use (Clause 5.16): Light industrial as approved by the relevant authorities

8.	Maximum Lift Loads (Clause 5.25):

For goods lifts: 4000 kg per lift

For firemen lifts: 700 kg per lift

For passenger lifts: 1155 kg per lift.

9a.	Normal Hours Air-conditioning Services Rate: (Clause 6.1.1(ii)): SS0.009 per square metre per hour.

9b.	After Hours Air-conditioning Services Rate: (Clause 6.1.1 (iii)): S$0.009 per square metre per hour.

9c.	Labour Charges for After Hours Air-conditioning Services: (Clause 6.1.1 (iv)): S$8.54 per hour for Mondays to Saturdays.

9d.	Labour Charges for After Hours Air-conditioning Services: (Clause 6.1.1 (iv)): S$11.38 per hour for Sundays and other public holidays.

10.	Date of Letter of Offer (Clause 7.22): 11 May 2010 as varied by Letters of Offer dated 08th June 2010 and 19th August 2010.

11.	A&A Works Deposit (Paragraph 4.2 of Second Schedule): N.A. (or such other sum as the Landlord may specify from time to time).

Second Schedule

Tenant’s Additions and Alterations to the Premises

(Clause 5.8)

1.	The Tenant will at the Tenant’s own cost and expense prepare and submit to the Landlord for approval the plans and specifications of the Tenant’s proposed addition and alteration works to the Premises (the “A & A Works”) and the Tenant’s proposed schedule for carrying out the said works (the “A & A Work Schedule”) before any such is carried out. Notwithstanding any approval of the plans by the Landlord (including any terms and conditions imposed by the Landlord), the same shall not in any way relieve the Tenant of any of its obligations to ensure that all addition and alteration works carried out in the Premises shall be in full compliance with any regulatory requirements of the relevant authorities.

2.	The Tenant will at the Tenant’s own cost and expense apply for and obtain the necessary approvals from the relevant authorities for the Tenant’s A&A Works.

3.	The Tenant will not commence the Tenant’s A&A Works unless the approvals of the Landlord and the relevant authorities have been obtained.

4.	Prior to the commencement of the Tenant’s A&A Works, the Tenant shall:

4.1	effect and maintain a public risk insurance and workmen’s compensation insurance and shall produce proof thereof to the Landlord on request; and

4.2	pay to the Landlord a cash renovation deposit of such sum as specified in Item 11 of the First Schedule as security for the due performance and completion of the Tenant’s A&A Works or such other sum as the Landlord may specify from time to time (the “A & A Works Deposit”) and such other works as may be prescribed by the Landlord including the removal of waste and debris. The A&A Works Deposit shall be refunded to the Tenant without interest within two (2) months from the satisfactory completion of the Tenant’s A&A Works and the said other works as well as the submission of all necessary approved plans in respect thereof to the Landlord after clearance from all relevant authorities.

5.	The Tenant will comply with the Fitting Out Manual for the Development issued by the Landlord to the Tenant and as updated by the Landlord from time to time, and observe the instructions of the Landlord its consultants and its contractors issued in the course of any of the Tenant’s A&A Works.

6.	The Tenant will ensure that the Tenant’s A&A Works will allow for and accommodate the execution of any work to be carried out by the Landlord provided that the completion of the A&A Works is not delayed and no additional cost is incurred by the Tenant.

7.	The Tenant will during the period of the A & A Works:

7.1	carry out and complete with due diligence the Tenant’s A&A Works in a good workmanlike manner and in accordance with the approved fitting out plans and specifications, the approved A & A Work Schedule and good building practice and use good and suitable materials; and

7.2	comply with all rules regulations or requirements of any government body or authority in connection with the Tenant’s A & A Works and/or the Premises.

8.	Notwithstanding any other term or condition in this Second Schedule, the Tenant’s A & A Works shall not involve any change which requires approval(s) from any competent authority except with the prior written approval of the Landlord and such competent authority. For the avoidance of doubt, the prior written consent of the Landlord shall be obtained prior to any application to any competent authority for purpose of carrying out such works.

9.	Application for the supply of electricity water and ail other utilities for use in connection with the Tenant’s A & A Works will be made by the Tenant unless otherwise directed by the Landlord and the Tenant shall pay all charges for electricity water and other utilities used in connection with the Tenant’s A & A Works.

10.	If the Tenant is permitted to commence the Tenant’s A & A Works the Tenant will comply with all proper requirements of the Landlord’s architect engineer or other consultant as to the method of and schedule for carrying out the Tenant’s A & A Works.

11.	Nothing herein shall prevent the Landlord from carrying out and completing its work in the Premises or the Development or any part thereof during the period when the Tenant shall be carrying out its A & A Works and the Tenant will have no claim against the Landlord for damages compensation or costs whatsoever which the Tenant may suffer or incur as a result thereof.

12.	In carrying out the Tenant’s A & A Works the Tenant will not do or permit or suffer to be done in or upon the Premises or the Development or any part thereof anything which may be or become a nuisance or annoyance or cause damage to the Landlord or to the tenants or occupiers of neighbouring premises.

13.	For the purpose of carrying out any electrical and mechanical works in the Premises, the Tenant shall only employ such contractor as shall be nominated by the Landlord. For the purpose of carrying out all the Tenant’s A & A Works in the Premises other than the electrical and mechanical works, the Tenant shall only employ such contractor as shall be approved by the Landlord.

14.	The Tenant will on demand pay to or reimburse the Landlord all the costs, fees or charges reasonably incurred by the Landlord for and in connection with approving the plans and specifications and schedule and supervising the Tenant’s A & A Works to ensure that the Tenant’s A & A Works are carried out in accordance with the approved fitting out plans and specifications and A & A Work Schedule.

15.	The Tenant will ensure that its servants agents and contractors will properly use only the toilets and other facilities designated by the Landlord so that the cleanliness thereof can be maintained and that from time to time and in particular on completion of the Tenant’s A & A Works all rubbish and debris are removed from the Premises and the Development and all damage to the Development or any part thereof has been made good.

Third Schedule

Rules and Regulations of the Development

(Clause 5.37 and Clause 7.5)

1.	The Development’s usual operating hours shall be during the hours of 8.00 a.m. to 6.00 p.m. on weekdays and 8.00 a.m. to 1.00 p.m. on Saturdays; the Development shall not be operational on all public holidays including Sundays (“Development’s Standard Operating Hours”) save where expressly provided otherwise in the Lease. The Landlord shall at its sole discretion be entitled to change the Development’s Standard Operating Hours from time to time.

2.	The Tenant will use or permit to be used for the receipt delivery or other movement of any goods wares materials or merchandise or articles of bulk or quantity only such parts of the Premises and the Common Area and at such times as the Landlord may from time to time direct.

3.	The Tenant shall not throw or drop or permit or suffer to be thrown or to be dropped any articles or substance whatsoever from or out of the Premises or the Common Area or any part thereof and shall not place upon any sill ledge or other like part of the Premises or the Common Area any article or substance.

4.	The Tenant will keep clean and free from dirt and rubbish such parts of the Common Area or any passageway which immediately adjoin the Premises.

5.	The Tenant will use its best endeavours to protect and keep safe the Premises and any property contained therein from theft or robbery and shall keep all doors windows and other openings closed and securely fastened when the Premises are not occupied and the Landlord shall be entitled (but not obliged to) by its agents employees servants and workmen to enter and fasten the same if left insecurely fastened.

6.	The Tenant shall not permit the keys of the Premises at any time to come into the possession or control of any person other than the Tenant its servants or agents.

7.	No rubbish or waste shall at any time be burnt upon the Premises or the Common Area or any part thereof.

8.

The Landlord shall be entitled to close the Development and the Common Area or any part thereof and to prevent and prohibit any person (including the Tenant) from entering or remaining thereon between the hours of 7.00 p.m. and 8.00 a.m. inclusive. Without affecting the generality of the foregoing, the Landlord may close lock off or otherwise control the Common Area or any part thereof from time to time and may take all such actions as the Landlord may deem necessary for the purposes aforesaid and in particular may prohibit the use of the parking areas in the Development prior to the hour of 8.00 a.m. or such earlier hour as the Landlord may from time to time determine to prevent unauthorised persons not intending to conduct business with or become customers or clients of any of the occupants of the Development from using the parking areas of the Development for any private or other purpose. PROVIDED ALWAYS that the Tenant shall be entitled to free access to and from the Development and the Premises as and when required by the Tenant as long as the Tenant complies with the security requirements of the Landlord and the Tenant having given reasonable prior notification to the Landlord, the Landlord’s authorised servants or employees of its intention to remain or enter the Development and/or the Premises and/or the car parking areas between the hours of 7.00 pm and 8.00 am inclusive. The Landlord may in the case of any emergency or if required by any competent authority, or in other circumstances rendering such action advisable to the Landlord’s opinion, prevent access to the Development to all persons for so long and in such manner as the Landlord deems necessary.

9.	The Tenant shall not bring or permit any person to bring or leave in or about the Development any animal or play or permit any person to play any musical instrument in or about the Premises or any part of the Development.

10.	The Tenant shall advise the Landlord of the private address of the Tenant or if the Tenant shall be a corporation, of the manager thereof, or if there shall be more than one Tenant of any two of them. The Landlord shall be promptly informed of any change in any such address.

11.	If at any time during the Term any authority having jurisdiction or authority over or in respect of the Premises or the user thereof requests requires notifies or orders any structural alterations additions or other works to be made to the Premises the Tenant will at all times permit the Landlord to enter the Premises or any part thereof after reasonable notice having been served on the Tenant for the purpose of making any such structural alterations additions or other works or any of them as aforesaid. PROVIDED that the Landlord shall keep any disruption caused to a minimum and make good any damage caused by the Landlord or by the negligence of the Landlord’s employees. The Tenant shall at its sole cost facilitate such works by the removal or relocation of any of the fittings, machines, equipment, furniture or other installations in the Premises so that the necessary works can be executed by the Landlord in a timely manner.

12.	The Tenant will take all reasonable precautions to keep the Premises free of rodents vermin insects pests birds and animals and in the event of failing so to do will if so required by the Landlord but at the cost of the Tenant employ from time to time or periodically pest exterminators approved by the Landlord.

13.	The Tenant shall not use or permit nor suffer to be used the toilets sinks and drains and other plumbing facilities in the Premises or the Common Area for any purpose other than those for which they were constructed or provided and shall not deposit or permit to be deposited therein any sweepings rubbish or other matter and any damage thereto caused by misuse shall be made good by the Tenant forthwith.

14.	The Tenant shall not change or otherwise alter the size or location of the entrances of the Premises except with the prior written consent of the Landlord such consent not to be unreasonably withheld.

15.	Subject and without prejudice to paragraph 17 of this Third Schedule, the Tenant shall permit the Landlord, and any party authorised by the Landlord and the agents, workmen and others employed by the Landlord or any party authorised by the Landlord or by any government or statutory authority or by the other lessees or occupiers of the Development at all reasonable times, after giving to the Tenant prior notice to enter upon the Premises:

15.1	to effect or carry out any maintenance, repairs, alterations or additions or other works which the Landlord may consider necessary or desirable in respect of Pipes, the services provided by the Landlord or any part of the Premises or Development or the water, electrical, air-conditioning and other facilities and services of the Premises or the Development; or

15.2	for the purpose of exercising any of the powers and authorities of the Landlord under this Lease; or

15.3	to comply with any obligation of repair, maintenance or management affecting the Premises or the Development; or

15.4	in connection with the development of the remainder of the Development or any adjoining or neighbouring land or premises, including the right to alter, maintain, repair or construct anything serving the Development or to build on or onto or in prolongation of any boundary wall of the Premises.

16.	The Tenant’s obligations under this Lease shall not be affected by any of the works specified in Paragraphs 15 to 18 of this Third Schedule and the Landlord shall not be liable for any inconvenience, disturbance, loss of business or any other nuisance arising from such works.

17.	The Tenant shall permit the Landlord, any party authorised by the Landlord and their respective agents and/or workmen free access into the Premises at all times in any case that the Landlord considers an emergency.

18.	The Landlord shall be allowed to take all materials into and upon the Premises as may be required without the same constituting an eviction of the Tenant in whole or in part.

19.	The Tenant shall not load nor unload any objects (including but not limited to furniture, merchandise, machinery and equipment) except at the loading and unloading bays or areas designated by the Landlord and so as not to cause congestion nor inconvenience to any other use and at all times shall comply with the directions of the Landlord’s employees or agents in respect of the use of the same.

20.	The Tenant shall permit the duly authorised agents or employees of the Landlord at any time during the Development’s Standard Operating Hours by prior appointment to enter the Premises to service and maintain any fire or alarm systems of the Development.

21.	The Tenant shall not install nor maintain any fire or security system at the Premises without the prior written approval of the Landlord or which may interfere with any fire or alarm system installed or maintained by the Landlord for the Development.

22.	The Tenant shall not overload the Pipes in or serving the Premises and/or the Development. The Tenant shall not do or permit to be done anything which obstructs or interferes with or which imposes an additional loading on any ventilation, air conditioning or other plant or machinery serving or electrical supply to the Development.

Fourth Schedule

Special Terms and Conditions applicable to the Tenant and this Lease

(Clause 7.25)

1.	In addition to the other provisions in this Lease, the Tenant shall be granted an option to renew the lease herein and in respect thereof the following provisions shall apply:

“Option to Renew

The Landlord shall grant to the Tenant an option to renew this Lease on and subject to the terms and conditions below:

(i)	The option to renew will be for a further term of three (3) years (the “Renewed Term”) commencing on the day after the expiry of the Term.

(ii)	The Tenant shall have given written notice (the “Tenant’s Renewal Notice”) to the Landlord of its intention to exercise its option to renew. The Tenant’s Renewal Notice shall be given not more than nine (9) months and not less than six (6) months prior to the expiration of the Term.

(iii)	The Lease for the Renewed Term shall be subject to mutual agreement between the Landlord and the Tenant in respect of all terms and conditions and all rates. The Landlord shall at any time after service of the Tenant’s Renewal Notice make an offer (the “Offer”) to the Tenant in writing of the revised Rent and the revised Service Charge as well as the proposed covenants and provisions for the Renewed Term. If the Tenant is agreeable to the Offer from the Landlord, the Tenant shall accept the Offer in writing, not later than seven (7) days after the date of the Offer and make payment thereupon of all additional deposit sums, stamp fee and legal fees and any other expenses payable under the new lease agreement. If the Tenant for any reason does not so accept the Offer and make the necessary payments as above described, the Offer shall automatically lapse seven (7) days after the date of the Offer (unless otherwise extended by the Landlord in writing) and be of no further effect and the Landlord shall be free of any obligation to grant any lease of the Renewed Term to the Tenant.

(iv)	There shall be at the time of execution of the new lease agreement for the Renewed Term a valid lease between the Landlord and the Tenant in force in respect of the Premises. At the time of service of the Tenant’s Renewal Notice and also at the time of expiry of the Term there shall not have been or be any previous or existing breach or non-observance of any covenants and conditions on the part of the Tenant to be observed or performed under this Lease. For the avoidance of doubt, the Landlord may nonetheless rely on any previous breach of the Tenant of this Lease, regardless that the same may have since been remedied or no action taken by the Landlord at the time of the breach to enforce the same, to refuse to grant the Tenant a lease of the Renewed Term.

(v)	The renewal shall be in respect of the whole of the Premises and not part or parts thereof unless otherwise agreed by the Landlord in writing or required by the Landlord in writing.

(vi)	Subject to the Tenant’s acceptance of the Offer, the new lease agreement for the Renewed Term shall be prepared by the Landlord at the Tenant’s expense (including the payment of stamp duty for the Tenant’s account) as agreed in accordance with the foregoing provisions and there shall be no provision for any further renewal of the lease.

(vii)	The Tenant shall execute and return to the Landlord or the Landlord’s solicitors the engrossed new lease agreement (in duplicate) for the Renewed Term not later than two (2) weeks after receipt of the same from the Landlord’s solicitors or one (1) month prior to the expiration of the Term, whichever is the earlier.

(viii)	The option shall lapse and be of no effect in the event of the Tenant’s failure to give the Tenant’s Renewal Notice in compliance with sub-paragraph (ii) and/or accept the Offer in accordance with sub-paragraph (iii).

(ix)	The benefit of the option shall be personal to the Tenant and may not be exercised by its sub-lessees or assigns whether or not a related corporation within the meaning of Section 6 of the Companies Act (Cap. 50).”

2.	Where the Tenant has its own bulk electricity purchase programme, the following provisions shall apply:

Notwithstanding Clause 5.4, the same shall not apply and the following clause shall apply instead:

“5.4	If the Landlord shall not have decided to procure electricity on behalf of all the tenants of Alexandra Technopark at any time during the Term hereunder or any extension or renewal thereof, the Tenant shall (until the Landlord decides to procure electricity on behalf of all the tenants of Alexandra Technopark) make its own arrangement for and pay all existing and future costs taxes and outgoings for the supply of all electricity charged by SP Services Ltd or other relevant parties and payable in respect of the said premises. Where the Tenant make its own such arrangements it shall throughout the Term keep the Landlord informed of who its electricity retailer is. However, in the event the Landlord at any time during the Term hereunder or any extension or renewal hereof decides at the Landlord’s sole discretion to procure electricity on behalf of all the tenants of Alexandra Technopark, the Landlord shall give at least 60 days notice of the same to the Tenant (the “Notice Period”) and upon the expiry of the Notice Period, the Tenant shall be deemed to have agreed to consent to the Landlord so procuring electricity on its behalf on the terms as annexed in the Fifth Schedule. The following terms shall apply to the Tenant following the expiry of the Notice Period:

5.4.1	The Tenant shall arrange with the Landlord’s designated utilities supplier (the “Designated Suppliers”) for connection of supply of the respective utilities to the Premises and shall not be entitled to object to the Landlord’s choice of supplier for utilities (gas, water and electricity) to the Premises. If anytime during the Term, the Landlord sees fit to change the Designated Suppliers, the Tenant shall at the Landlord’s request, take the necessary steps to cease supply from the Tenant’s current supplier and arrange for connection and supply to the Premises with the new Designated Suppliers or permit the Landlord to make such arrangements for new connection in the Landlord’s own name. The costs of such connection or termination and any necessary installation of separate meters required by the Designated Suppliers or relevant authorities shall be borne by the Tenant.

5.4.2

The Tenant shall also bear all charges and taxes in respect of all utilities supplied to and consumed at the Premises (even during any rent free periods granted under this Lease where applicable) whether invoiced by the Designated Supplier or by the Landlord (in the event that the Landlord purchases utilities for the Premises and the Development directly from the Designated Supplier). Where such charges or taxes are not metered or invoiced separately to the Premises by the authorities or Designated Suppliers, the Tenant shall pay to the Landlord the cost of the utilities supplied to the Premises, such cost to be calculated by the Landlord and notified to the Tenant by a statement from the Landlord in writing, such statement to be conclusive as to the amount thereof except for manifest error. Such apportioned charges shall be payable by the Tenant within fourteen (14) days of receipt of statement from the Landlord.

5.4.3	The Tenant shall pay to the Landlord such quantum of deposit as security for payment of utilities charges as may be reasonably determined by the Landlord from time to time throughout the Term.

5.4.4	In the event that the Landlord purchases any utilities in bulk for the Development and the Premises directly from the Designated Supplier, the Tenant acknowledges agrees and confirms that the Designated Supplier is the supplier of such utilities and the Landlord shall not be responsible and/or liable for any and ail losses damages and/or liability suffered or incurred by the Tenant including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring caused by or as a result of any defect inconsistency failure delay or interruption or any reduction surge or variation of the supply and transmission of electricity and/or energy utilities wherever or whenever occurring.

5.4.5	Where any agreement for purchase of utilities made between the Landlord and the Designated Suppliers for supply to the Premises is terminated for reasons beyond the control of the Landlord and not due to the default of the Landlord, the Landlord shall not be required to compensate the Tenant for any loss or damage including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring to the Tenant as a result of such termination of supply to the Premises.

5.4.6	The other terms for the supply of bulk electricity to the Premises shall be as stated in the Fifth Schedule.”

3.	Notwithstanding Clause 5.31, the same shall not apply and the following clause shall apply instead:

“5.31	Subletting and Assignment

Not to assign underlet or otherwise part with or share the actual or legal possession or the use of the Premises or any part thereof for any term whatsoever. Where the Tenant is a corporation, any form of re-construction, re-organisation, amalgamation, takeover or change in any of the shareholders of the Tenant or any scheme of arrangement or compromise or any other scheme affecting the existing constitution or structure of shareholdings of the Tenant (save where the Tenant is a public listed company) shall be deemed to be an assignment within the meaning of this Clause 5.31. Provided that notwithstanding the above prohibitions, the Landlord agrees that the Tenant may assign its rights under this Lease to a related company as defined under the Companies Act (Cap 50). The Tenant shall, at its sole costs, enter into such documentation (including assignment and novation documents) as the Landlord may require in respect of the assignment to its related company.

4.	Notwithstanding Clause 5.34.1(1), the same shall not apply and the following clause shall apply instead:

“5.34	Tenant’s insurance

5.34.1	At all times during the Term and during any period of holding over to take out and keep current at the Tenant’s own cost and expense:

(i)	a comprehensive public liability insurance policy in the joint names of the Landlord and the Tenant (which shall include a provision for waiver of subrogation against the Landlord and a cross-liability endorsement in such terms as shall be satisfactory to the Landlord) for a sum of not less than S$3 million per occurrence which shall be taken out with a reputable insurance company, registered and operating in Singapore and the said policy shall be against claims for personal injury, death or property damage or loss arising out of all operations of the Tenant and any occurrence(s) in, upon or from the Premises caused directly or indirectly by the Tenant or by any of the Tenant’s employees independent contractors agents or any permitted occupier in or from the Premises;

5.	Area of Premises

The Estimated Area of the Premises stated in Item 2 of the First Schedule is based on the estimated areas as shown on the plan annexed. If upon the determination made by the Landlord’s surveyor the determined area differs from the Estimated Area, Items 5a, 5b, 6, 9a & 9b of the First Schedule hereof payable by the Tenant shall be adjusted accordingly. The Tenant shall accept the area as determined by the Landlord surveyor as final and conclusive.

6.	As a condition of the lease herein, on or before 16th September 2010, Tenant shall at its own costs:

1.	reinstate and erect the Partition wall between 438B Alexandra Road, Block B Alexandra Technopark Unit #02-07 and 438B Alexandra Road, Block B Alexandra Technopark Unit #02-08 as specified by the Landlord;

2.	reinstate 438B Alexandra Road, Block B Alexandra Technopark Unit #02-07 to bare condition as more specifically stated in Part II of the Sixth Schedule hereto;

3.	reinstate and install a new DB for 438B Alexandra Road, Block B Alexandra Technopark Unit #02-07.

4.	re-route the existing piping of the server room in 438B Alexandra Road Block B, Alexandra Technopark Unit #02-07 as may be advised by the Landlord’s Facility Team.

Fifth Schedule

Terms for the Supply of Bulk Electricity to the Premises

(Clause 5.4.7)

1.	Definitions

“Development” shall have the same meaning as stated in Clause 1.1 of this Lease.

“Charging Period” means such part of any calendar month as specified in the Landlord’s invoice to the Tenant (or any attachment thereto) for any sums due hereunder.

“Commencement Date” means the commencement date of the supply of electricity to the Premises procured through the Private Electricity Retailer as may be notified by the Landlord to the Tenant in writing.

“EMA” means the Energy Market Authority of Singapore.

“Landlord” shall have the same meaning as in Clause 1.1 of this Lease.

“Lease” refers to the lease made between the Head landlord, the Landlord and the Tenant for the lease of the Premises and includes any documents supplemental to it, any extension or renewals thereof.

“Premises” shall have the same meaning as in Clause 1.1 of this Lease.

“Private Electricity Retailer” shall refer to the electricity retail licensee from time to time responsible for retailing electricity to the Landlord for the Development.

“Tenant” shall have the same meaning as in Clause 1.1 of this Lease.

“Usage Charges” means the charges for the supply of electricity to the Premises and in respect of each Charging Period shall mean the sums calculated using the following formula:-

Usage Rate X Electricity supplied in kilowatt hour to the Premises

“Usage Rate” or “Usage Rates” mean the rates for Low Tension supply as the Landlord shall notify the Tenant in writing from time to time.

2.	Relationship between Landlord and Tenant under the arrangements stated in this Fifth Schedule. As between the Landlord and the Tenant, the Landlord shall be deemed to act as the Tenant’s agent in arranging for and procuring the supply of electricity to the Premises. The Landlord shall not in any event be considered as retailing or supplying electricity to the Tenant but only as a procurer of electricity for the Tenant for which the Tenant has agreed to pay for the electricity the Tenant has consumed in accordance with the terms hereof. Nothing herein shall obligate the Landlord to continue procuring the supply of electricity to the Tenant from the same electricity retailer throughout the term of the Lease.

3.	Electricity Deposit. The Tenant shall pay a deposit (“Electricity Deposit”) of an amount as determined by the Landlord. The Tenant shall maintain the Electricity Deposit at such sum as from time to time determined by the Landlord. The Electricity Deposit and any sum required to top up the Electricity Deposit shall be paid to the Landlord within seven (7) days of the Landlord’s notice to the Tenant to make such payment. The Electricity Deposit amount may from time to time be revised by the Landlord to reflect changes in the Tenant’s average monthly Usage Charges and upon the Landlord’s notice to the Tenant of any such revision in the Electricity Deposit sum, the Tenant shall make the appropriate payment to the Landlord within seven (7) days of the Landlord’s notice to do so. The Landlord may draw upon and apply the Electricity Deposit or any part thereof towards remedying any breach of the provisions of this Schedule. The Electricity Deposit shall be refunded without interest to the Tenant upon the termination of the arrangements constituted under the terms as stated in this Fifth Schedule but in every case only after the Usage Charges in respect of the period up to the date possession of the Premises reverts back to the Landlord have been fully paid up. The Tenant shall not offset any sums owing under the provisions of this Schedule or from the Electricity Deposit.

4.	Meter. The Tenant shall not tamper with or do any act which may affect the accuracy of the electricity meter in the Premises (“Meter”). All costs of repair or replacement of inaccurate, damaged or lost Meters shall be borne by the Tenant, unless such inaccuracy, damage or loss is directly due to the wilful default or gross negligence of the Landlord. The Landlord shall not be liable or responsible for the malfunctioning of the Meter. If the Meter does not in the reasonable opinion of the Landlord correctly register the amount of electricity supplied to the Premises, the Landlord shall be entitled to charge such sum as it shall assess and/or revise the Usage Charges for the estimated period of the inaccuracy. The Landlord’s statement of such amount shall be final, conclusive and binding on the Tenant save in the face of manifest error. The Meter shall be read by the agents, subcontractors or employees of the Private Electricity Retailer and such readings shall be accepted by the Tenant as conclusive as to the amount of electricity consumed by the Tenant at the Premises save in the face of manifest error.

5.	Charges. The Tenant shall pay the Landlord for the electricity consumed at the Premises the amount equal to the Usage Charge as calculated by the Landlord for each Charging Period in accordance with such rate of electricity equal to the Usage Rate with effect from the Commencement Date. The Landlord shall notify the Tenant of any change in the Usage Rate in writing as soon as practicable, but nothing herein shall oblige the Landlord to notify the Tenant of such change in Usage Rate before the same is applied. The Tenant shall bear all goods and services tax, value added or other similar taxes imposed in respect of any sum payable under the provisions of this Schedule. For the avoidance of doubt, the Landlord shall be entitled to invoice for any Charging Period based on an estimate of the quantum of electricity consumed at the Premises and the Tenant shall not object to the same but nonetheless shall make payment for such invoice. An invoice issued by the Landlord based on an estimate of the quantum of electricity consumed at the Premises shall be reconciled or appropriately adjusted based on the next actual reading of the Meter. In the event that the Meter does not in the opinion of the Landlord correctly register the amount of electricity supplied to the Premises, the Landlord shall assess the Usage Charges pursuant to Clause 4 and the Tenant shall pay such assessed Usage Charges as shall have been stated in the invoice.

6.	Payment. The Tenant shall pay to the Landlord the invoiced sums for each and every Charging Period within fourteen (14) days of the date of the Landlord’s invoice. Any other payment due to the Landlord hereunder shall be paid by the Tenant within 14 days of the Landlord’s notice to the Tenant to so do unless otherwise specified in the provisions of this Schedule, if any proceedings under the Distress Act (Cap 84) are commenced in respect of the Tenant’s obligations under the Lease, all payments due hereunder shall be deemed to be rent solely for the purposes of the Distress Act and recoverable in like manner as arrears of rent.

7.	Reminder Fees and Interest. The Landlord is entitled to charge a fee from time to time, for every reminder issued to the Tenant for failure to make payment in accordance with any invoice or notice of payment sent to the Tenant and levy interest at the rate of 12% per annum on any outstanding amount owed by the Tenant pursuant to the provisions of this Schedule from the date such sum becomes due and payable until the date on which it is paid in full.

8.	Exclusion of Liability. The Landlord and the Private Electricity Retailer shall not be liable for:

(a)	Any or all losses, damages and/or liability suffered or incurred by the Tenant caused by or as a result of any failure, reduction, surge, variation, interruption or defect in the supply or transmission or termination or suspension of electricity to the Premises and any loss or damage resulting howsoever and whatsoever caused in relation to the arrangements for the procurement of electricity hereunder; or

(b)	Any loss and damage whatsoever incurred by the Tenant arising from or in connection with the termination of the arrangements constituted hereunder or the termination of the supply of electricity to the Premises as provided in Clause 10 hereof or in gaining or attempting to gain access to the Premises for termination of the supply of electricity to the Premises as provided in Clause 10; or

(c)	Any economic, consequential or inadvertent loss and/or loss of revenue, and/or profits, and/or business or custom howsoever or whensoever caused or occurring.

9.	Information and Assistance. The Tenant shall provide all information and details as requested by, and render all assistance necessary to (including access to the Premises), the Landlord and/or the Private Electricity Retailer or their agents and/or representatives in relation to any matter in connection with the supply of electricity to the Premises under the provisions of this Schedule.

10.

Termination of Supply. The Landlord may, without notice or liability to the Tenant and in addition and without prejudice to any other rights and remedies available to the Landlord whether in law, at equity or as provided hereunder, terminate the supply of electricity to the Premises in the event that the Tenant breaches any of the provisions of this Schedule or the Lease including but not limited to failure to pay all charges and/or rent, service charge and advertising & promotion contributions due and payable to the Landlord in a timely manner. For the purposes of the Landlord’s exercise of its rights under this clause, the Tenant agrees to grant to the Landlord access to the Premises. Where the supply of electricity to the Premises is terminated, the same may be reinstated

on such terms as the Landlord shall prescribe including but not limited to the levy of such fees as the Landlord shall deem fit. Nothing herein shall oblige the Landlord to reinstate any supply of electricity which has been terminated.

11.	Breach by Tenant of Provisions of this Fifth Schedule. The Tenant shall indemnify the Landlord against all claims, proceedings, actions, losses, penalties, damages, expenses, costs and demands which may arise from any breach by the Tenant of any of the provisions of this Schedule. The Tenant shall also pay all costs, disbursements and fees, legal or otherwise, including the Landlord’s costs on an indemnity basis in connection with the enforcement of the provisions of this Schedule.

12.	Forfeiture of Electricity Deposit. In addition to any other rights of the Landlord provided hereunder or under any law or in equity, any breach by the Tenant of the provisions of this Schedule shall entitle the Landlord to forfeit the Electricity Deposit. Such forfeiture shall be without prejudice to any other right or remedy available to the Landlord at law or in equity or as provided in this Schedule.

13.	Commencement and Termination. The Landlord shall commence the procurement of the supply of electricity to the Tenant on the Commencement Date and shall continue to do so until the arrangements constituted by the provisions of this Schedule are terminated. The arrangements constituted by the provisions of this Schedule may be terminated immediately by the Landlord if

(a)	the Tenant breaches any of the provisions in this Schedule or the Lease; or

(b)	if any application or petition is made or presented to bankrupt or wind up the Tenant or any application for a receiver or liquidator to be appointed in respect of the Tenant is made; or

(c)	the Tenant is insolvent; or

(d)	if any application has been made to Court for execution to be levied in respect of any of the Tenant’s assets; or

(e)	if the Landlord at its sole discretion (without having to assign any reason therefor and without prejudice to any antecedent rights of the Landlord) by notice to the Tenant so terminates the arrangements constituted under the provisions of this Schedule.

The arrangements constituted under the provisions of this Schedule shall also terminate on any earlier determination or expiry of the Lease between the Landlord and the Tenant.

Upon any termination of the arrangements constituted under the provisions of this Schedule, (a) subject as otherwise provided in this Schedule and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other, under the provisions of this Schedule; (b) the Tenant shall be deemed to have authorised the Landlord to instruct the Private Electricity Retailer to discontinue and disconnect the supply of electricity to the Premises for the Tenant’s consumption; and (c) where termination of the arrangements constituted under the provisions of this Schedule is by virtue of the Landlord’s exercise of the right to terminate as provided in Clause 13 (e) of this Schedule, then the Tenant shall arrange procure and pay for its own supply of electricity for the Premises.

14.	Access. The Tenant shall grant access to the Landlord and/or the Private Electricity Retailer or any of their servants, sub-contractors and agents at any time during the hours as specified in Clause 6.1.1 of the Lease for the purposes of reading the Meter, inspecting the condition of the Meter, repair and maintenance of the Meter, disconnection of the supply of electricity to the Premises pursuant to Clause 13 hereof as well as for any purpose in connection with the procurement of supply of electricity to the Premises for the Tenant’s consumption under the provisions of this Schedule.

15.	Force Majeure. The Landlord shall not be liable to the Tenant or be deemed to be in breach of the provisions of this Schedule or the Lease by reason of any delay in performing, or any failure to perform, if any of the Landlord’s obligations hereunder or failure was caused by or attributable to:

15.1	any failure or delay by the Tenant in performing any of its obligations under the provisions of this Schedule; or

15.2	an occurrence of a Force Majeure Event, as hereinafter defined.

“Force Majeure Event” means any event or circumstance, the occurrence and the effect of which the party affected is unable to prevent and avoid notwithstanding the exercise of reasonable foresight, diligence and care on the part of that party affected, including (without limitation):

(a)	an act of God;

(b)	fire, earthquake, natural disasters;

(c)	acts of war (whether declared or undeclared), invasion or acts of terrorism; and

(d)	strikes, work stoppages or other labour actions (other than strikes, work stoppages or labour actions involving the employees of either party); and

(e)	any such event or circumstance pursuant to any decrees, orders or directives of any government authorities.

16.

Modifications. Without prejudice to the other provisions of this Schedule, the Landlord shall be entitled at any time, and from time to time to amend, supplement or modify the terms and conditions of this Schedule (a) arising from or in connection with (I) any change in circumstances resulting from any amendment or variation in any existing law, statutory rules or regulations or (II) the introduction of any law, statutory rules or regulations relating to or in respect of the arrangements constituted by the provisions of this Schedule; or (b) where these are in the opinion of the Landlord in the interests of the Development; or (c) which may be necessary in the opinion of the Landlord for the orderly, better or more advantageous performance or regulation of the arrangements constituted by the provisions of this Schedule. The Landlord shall notify the Tenant in writing from time to time of such amended, supplemented or modified terms and conditions and the Tenant agrees to observe and comply with the same with effect from the date stated in such notice.

17.	Severability. In case any provision of this Schedule shall be, or at any time shall become invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not in any way affect or impair any of the other provisions of this Schedule or the Lease and the provisions of this Schedule and/or of the Lease shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

18.	Notice. Any notice to be given to the Landlord or Tenant pursuant to the provisions of this Schedule shall be given in the same manner as notices are to be given under the Lease.

Sixth Schedule (Part I)

Conditions for Reinstatement of Premises by the Tenant upon Lease Expiry or any

Earlier Determination of the Term

(Clause 5.38 / Special Condition 4 in the Fourth Schedule)

438B Alexandra Road, Alexandra Technopark

Unit #02-08

Bare Condition of the Premises

1.	Floor finishes	:	Cement sand screed.

2.	Ceiling board	:	600mm x 1200mm x 12mm boards.

3.	Wall	:	Masonry walls painted white.

4.	Frontage	:	One (1) set of double-leaf door c/w lockset.

5.	Electrical Supply	:	DB B/2/T6.

63A 3P MCCB 1 no.

63A 4P ELCB 6 no.s

20A MCB 15 nos.

10A MCB 12 nos

6.	*Air-conditioning	:	Nine (9) Nos Air Diffusers (600 x 600), 3 nos Return Grilles (600 x 600).

7.	*Fire Sprinklers	:	Two (2) layers of sprinkler points painted red under soffit. Forty (40) exposed points.

8.	*Telephone Provisions	:	One (1) telephone terminal points located at wall pillars.

9.	*Switch Sockets	:	Twelve (12) single socket outlets located at wall pillars.

10.	*Lighting	:	Twenty-four (24) fluorescent fitting with reflectors, two (2) fluorescent fitting with emergency battery-pack units, of 4ft x 3 tubes fittings.

One (1) no of Exit signage.

1-gang switch 1 no.

2-gang switch 3 nos.

11.	*Ceiling PA speaker	:	6 nos located at ceiling.

12.	Fire Extinguisher (4 kg)	:	1 no.

13.	Others (MATV)	:	Located at Owner’s Electrical Riser.

14.	Others (hose-reels)	:	One (1) hose-reel drums in riser c/w door located at lift lobby.

15.	Others (call-point)	:	One (1) call point c/w bell located near hosereel riser at lift lobby.

*	Subject to final confirmation upon completion of subdivision wall.

Sixth Schedule (Part II)

Conditions for Reinstatement of 438B Alexandra Road, Alexandra Technopark Unit #02-07

1.	Floor finishes	:	Cement sand screed.

2.	Ceiling board	:	600mm x 1200mm x 12mm boards.

3.	Wall	:	Masonry walls painted white.

4.	Frontage	:	One (1) set of double-leaf door c/w lockset.

5.	Electrical Supply	:	DB B/2/T7.

63A 3P MCCB 5 nos.

63A 4P ELCB 6 no.s

20A MCB 13 nos.

10A MCB 12 nos

6.	*Air-conditioning	:	Eight (8) Nos Air Diffusers (600 x 600), 3 nos Return Grilles (600 x 600).

7.	*Fire Sprinklers	:	Two (2) layers of sprinkler points painted red under soffit. Thirty-nine (39) exposed points.

8.	*Telephone Provisions	:	Four (4) telephone terminal points located at wall pillars.

9.	*Switch Sockets	:	Nineteen (19) single socket outlets located at wall pillars.

10.	*Lighting	:	Twenty-four (24) fluorescent fitting with reflectors, four (4) fluorescent fitting with emergency battery-pack units, of 4ft x 3 tubes fittings.

One (1) no of Exit signage.

1-gang switch 1 no.

2-gang switch 3 nos.

11.	*Ceiling PA speaker	:	6 nos located at ceiling.

12.	Fire Extinguisher (4 kg)	:	1 no.

13.	Others (MATV)	:	Located at Owner’s Electrical Riser.

14.	Others (hose-reels)	:	One (1) hose-reel drums in riser c/w door located at lift lobby.

15.	Others (call-point)	:	One (1) call point c/w bell located near hosereel riser at lift lobby.

16.	Others	:	One (1) set of double-leaf wooden doors c/w lockset.

*	Subject to final confirmation upon completion of subdivision wall.

Annexure A

Plan of Premises

IN WITNESS WHEREOF the Parties have entered into this Lease.

Head Landlord

SIGNED by		}
for and on behalf of
BRITISH AND MALAYAN TRUSTEES LIMITED in its capacity as trustee of
FRASERS COMMERCIAL TRUST in the presence of:
/s/ Tan Hwee Soon, Kelly
Tan Hwee Soon, Kelly Senior Manager Asset Management
/s/ LEANNE NG
Name of Witness:	LEANNE NG

Landlord

SIGNED by for and on behalf of		}
ORRICK INVESTMENTS PTE LIMITED in the presence of:			/s/ Alison Wong
Alison Wong Acting General Manager Investment Properties
/s/ K. Kuladeva
Name of Witness:	K. Kuladeva Assistant General Manager Investment Properties

Tenant

SIGNED by		}
for and on behalf of
LIONBRIDGE SINGAPORE PTE. LTD. in the presence of:

/s/ Yeo Choon Keow
Name of Witness:	Yeo Choon Keow
NRIC/Passport No:	S7210740/c

412 sq m
No.02-01/06
Cargo Lift

2nd STOREY
Scale 1:600

BLOCK B

ALEXANDRA TECHNOPARK

Note :
Date of survey – 13.8.2010

TANG TUCK KIM
REGISTERED SURVEYOR
Professional Land Surveyor
Land & Strata Title, Engineering &
Topographical Surveys
122 Middle Road #04-06
Midlink Plaza, Singapore 188973
Tel:63399660(5Lines)Fax:63388377

16.8.2010

TANG TUCK KIM
B.Surv(Hons.),(Otago)F.S.I.S.V.,M.I.S.(M)